Exhibit 4.1

Execution Version

G-III APPAREL GROUP, LTD. as Company

and the Guarantors party hereto from time to time

$400,000,000 7.875% Senior Secured Notes due 2025

INDENTURE

Dated as of August 7, 2020

and

U.S. Bank National Association,

as Trustee, Registrar, Paying Agent and Notes Collateral Agent

i

Section 13.21	FATCA	150

Appendix A—Provisions Relating to Initial Notes and Additional Notes

EXHIBIT INDEX

Exhibit A—Form of Note

Exhibit B—Form of Transferee Letter of Representation

Exhibit C—Form of Supplemental Indenture

Exhibit D—Form of Pari Passu Intercreditor Agreement

Exhibit E—Form of Net Short Representation

v

INDENTURE, dated as of August 7, 2020, among G-III Apparel Group, Ltd., a Delaware corporation (together with its successors and assigns, the “Company”), the Guarantors party hereto from time to time and U.S. Bank National Association, a national banking association, as Trustee (in such capacity, together with its successor and assigns in such capacity, the “Trustee”), Registrar, Paying Agent and as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Notes Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) $400,000,000 aggregate principal amount of the Company’s 7.875% Senior Secured Notes due 2025 (the “Initial Notes”) issued on the date hereof and (ii) Additional Notes (as defined herein) issued from time to time (together with the Initial Notes, the “Notes”).

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01Definitions.

The following terms have the definitions ascribed to them in the New York UCC as in effect from time to time: Accounts; Commercial Tort Claims; Deposit Accounts; Documents; Equipment; General Intangibles; Instruments; Inventory; Letter-of-Credit Rights; Records; Payment intangibles; Securities Accounts; Supporting Obligations.

“ABL Claimholder” means, at any relevant time, the holders of obligations under the ABL Credit Agreement at that time, including the lenders under the ABL Credit Agreement, any ABL Hedge Provider, any provider of bank products obligations pursuant to the ABL Credit Agreement, issuing bank(s) of letters of credit issued pursuant to the ABL Credit Agreement and the agents under the ABL Collateral Documents.

“ABL Collateral Documents” means the “Collateral Documents” or “Security Documents” (as defined in the respective ABL Credit Agreements) and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Secured Obligations or under which rights or remedies with respect to such Liens are governed (other than the ABL Intercreditor Agreement).

“ABL Collateral Agent” means the administrative agent and/or collateral agent under any ABL Credit Agreement.

“ABL Credit Agreement” means collectively, (a) the Initial ABL Credit Agreement and (b) each Additional ABL Credit Agreement. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to each ABL Credit Agreement then in existence.

“ABL Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (including any such obligations or liabilities under any such master agreement) entered into with an ABL Hedge Provider as permitted under the ABL Loan Documents and the Cash Flow Documents, in each case to the extent secured, or purported to be secured, under the ABL Collateral Documents.

“ABL Hedge Provider” shall mean any ABL Lender or any of its Affiliates who has entered into an ABL Hedge Agreement with an ABL Credit Party or any of its Subsidiaries.

“ABL Hedging Obligation” means any and all obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all ABL Hedge Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any ABL Hedge Agreement transaction of any ABL Credit Party (or its Subsidiary).

“ABL Intercreditor Agreement” means collectively, the Intercreditor Agreement, dated as of the Issue Date, entered into by JPMorgan Chase Bank, N.A., as ABL Collateral Agent, the Notes Collateral Agent, as First Lien Notes Collateral Agent, and each other Additional Notes Agent from time to time party thereto.

“ABL Loan Documents” means collectively, the ABL Credit Agreement, the ABL Intercreditor Agreement, the Loan Documents (as defined in the ABL Credit Agreement) and the other documents governing other ABL Secured Obligations and the security documents related to the foregoing, in each case as amended, restated, supplemented, waived, renewed or otherwise modified or replaced from time to time.

“ABL Obligations” means Obligations in respect of the ABL Credit Agreement.

“ABL Priority Collateral” means all Collateral consisting of the following:

(1)Accounts (other than to the extent constituting identifiable proceeds of Cash Flow Priority Collateral), Chattel Paper and Credit Card Receivables;

(2)Deposit Accounts (and all balances, cash, checks and other negotiable instruments, funds and other evidences of payment held therein) and Securities Accounts (and all balances, cash, checks, securities, securities entitlements, financial assets and instruments (whether negotiable or otherwise), funds and other evidences of payment held therein), other than a Deposit Account or Securities Account containing exclusively identifiable proceeds of Cash Flow Priority Collateral;

(3)all Inventory;

(4)to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing, all Documents, General Intangibles, Instruments, Investment Property (other than equity interests in Subsidiaries), Commercial Tort Claims, Letters of Credit, Letter of Credit Rights and Supporting Obligations; provided, however, that to the extent any of the foregoing also evidence, govern, secure or otherwise reasonably relate to any Cash Flow Priority Collateral only that portion that evidences, governs, secures or primarily relates to ABL Priority Collateral shall constitute ABL Priority Collateral; provided, further, that the foregoing shall not include any Intellectual Property;

(5)all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(6)all Proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties.

“ABL Secured Obligations” means (i) all unpaid principal of and accrued and unpaid interest on all loans made (or deemed made) pursuant to any ABL Credit Agreement, all accrued and unpaid fees and all expenses, reimbursements (including reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to any ABL Credit Agreement), indemnities and other obligations of the ABL Credit Parties to any ABL Lender (as defined in each ABL Credit Agreement), any arranger, agent, issuing bank or any indemnified party arising under the ABL Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the ABL Loan Documents, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise; (ii) all ABL Hedging Obligations; (iii) all ABL Bank Product Obligations and (iv) all guarantee obligations, fees, expenses and all other Obligations under any ABL Credit Agreement and the other ABL Loan Documents, including any Post-Petition Interest with respect to the Obligations in clauses (i) – (iv), in each case, whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. For greater certainty, the term “ABL Obligations” includes, without limitation, all of the “Secured Obligations” (as defined in the ABL Credit Agreement).

“ABL Secured Parties” means the ABL Collateral Agent and the lenders from time to time under the ABL Credit Agreement.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Additional ABL Credit Agreement” means any credit agreement, debt facility, indenture and/or commercial paper facility, in each case, with banks or other institutional or commercial lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell such receivables to) such lenders against such receivables), letters of credit, bankers’ acceptances, or other borrowings, that either (x) is secured by a Lien on the Collateral on an equal priority basis with the Initial ABL Credit Agreement (if outstanding) and each other outstanding ABL Credit Agreement or (y) if there are no other outstanding ABL Credit Agreements, is secured by a Lien on the Collateral and has been designated as an ABL Credit Agreement in accordance with the ABL Intercreditor Agreement; provided, however, that (i) the Indebtedness under such Additional ABL Credit Agreement is permitted to be incurred, secured and guaranteed on such basis by each ABL Loan Document and each Cash Flow Document, (ii) each ABL Collateral Agent under such Additional ABL Credit Agreement shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in the ABL Intercreditor Agreement and (iii) each of the other applicable requirements of the ABL Intercreditor Agreement shall have been complied with. The requirements of clause (i) of the immediately preceding sentence shall be tested only as of (x) the date of execution of a joinder agreement in the applicable form provided under the ABL Intercreditor Agreement by the applicable Additional ABL Credit Agreement if pursuant to a commitment entered into at the time of such joinder agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.

“Additional Cash Flow Obligations” means any Indebtedness secured by a Permitted Lien having pari passu lien priority relative to the Indebtedness under the Notes with respect to the Collateral; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the ABL Intercreditor Agreement and shall have executed the Pari Passu Intercreditor Agreement (or a joinder thereto if already in effect).

“Additional Cash Flow Secured Parties” means holders of Additional Cash Flow Obligations and any authorized representative of such holders acting as a collateral agent or trustee.

“Additional Notes” has the meaning set forth in Section 2.01.

“Additional Refinancing Amount” means, in connection with the Incurrence or issuance of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means the Registrar, Paying Agent, Note Custodian, or Collateral Agent, authentication agent, or any other such agent appointed herein, and any successor agent appointed thereto.

“Applicable Premium” means,

with respect to any Note on any applicable redemption date, as determined by the Company, the greater of:

(1)1% of the then outstanding principal amount of the Note; and

(2)the excess of:

(a)the present value at such redemption date of (i) the redemption price of the Note, at the Make Whole Calculation Date (such redemption price being set forth in Paragraph 5 of the form of the Note), plus (ii) all required interest payments due on the Note through the Make Whole Calculation Date (excluding accrued but unpaid interest), discounted to the redemption date and computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)the then outstanding principal amount of the Note.

The Trustee shall have no duty to calculate or verify the accuracy of the calculations of the Applicable Premium.

“Asset Sale” means:

(1)the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/Leaseback Transactions) outside the ordinary course of business of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company, a Guarantor or, except in the case of Specified Cash Flow Priority Collateral, another Restricted Subsidiary) (whether in a single transaction or a series of related transactions and whether effected pursuant to a Division), in each case other than:

(a)a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, surplus, uneconomic, negligible or worn out property or equipment or other assets in the ordinary course of business or any disposition of inventory, immaterial assets or goods (or other assets), property or equipment held for sale or no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Company and its Subsidiaries (including the abandonment or lapse of any intellectual property);

(b)the disposition of all or substantially all of the assets of the Company or any Guarantor, in a manner permitted pursuant to Section 5.01 (it being understood that solely with respect to the disposition of all or substantially all of the asset of any Guarantor, for purposes of determining compliance with this clause (b), clause (b)(i)(B) of Section 5.01 shall be deemed inapplicable) or any disposition that constitutes a Change of Control;

(c)except in the case of Specified Cash Flow Priority Collateral, any disposition, issuance or sale in connection with the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(d)any disposition of property or assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of the Company or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by the Company) of less than $10.0 million;

(e)except in the case of Specified Cash Flow Priority Collateral, any disposition of property or assets, or the sale or issuance of securities, by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary (except that any Specified Cash Flow Priority Collateral may be so transferred to the Company or a Guarantor);

(f)any disposition of the Capital Stock of any joint venture to the extent required by the terms of customary buy-sell type arrangements entered into in connection with the formation of such joint venture;

(g)except in the case of Specified Cash Flow Priority Collateral, any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(h)foreclosure or any similar action with respect to any property or other asset of the Company or any of its Restricted Subsidiaries;

(i)any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j)the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k)the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with past practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(l)any grant of any license or sublicense of patents, trademarks, know-how or any other intellectual property that (x) is not materially burdensome or disruptive to the business and (y) does not materially impair the value of the Collateral, taken as a whole;

(m)except in the case of Specified Cash Flow Priority Collateral, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(n)a transfer of assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein), including by a Securitization Subsidiary in a Qualified Securitization Financing;

(o)except in the case of Specified Cash Flow Priority Collateral, any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Indenture;

(p)dispositions in connection with Permitted Liens;

(q)any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), in each case, following the Issue Date, made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(r)dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s)any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(t)any transfer of accounts receivable and related assets in connection with any factoring or similar arrangements entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(u)dispositions of inventory in connection with store closings consistent with past practices;

(v)licenses for the conduct of licensed departments in the ordinary course of business;

(w)the unwinding of any Hedging Obligations or cash management services;

(x)sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(y)the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted under this Indenture, which assets are not used or useful in the core or principal business of the Company and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition permitted under this Indenture;

(z)any disposition of property or assets of a Foreign Subsidiary the Net Proceeds of which the Company has determined in good faith that the repatriation of such Net Proceeds (i) is prohibited or subject to limitations under applicable law, orders, decrees or determinations of any arbitrator, court or governmental authority or (ii) would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation); provided that when the Company determines in good faith that repatriation of any of such Net Proceeds (i) is no longer prohibited or subject to limitations under such applicable law, orders, decrees or determinations of any arbitrator, court or governmental authority or (ii) would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), such amount at such time shall be considered the Net Proceeds in respect of an Asset Sale;

(aa)dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of such replacement property; and

(bb)any sale, conveyance, transfer or other disposition to effect the formation of any Subsidiary that has been formed upon the consummation of a Division; provided that any disposition or other allocation of assets (including any Equity Interests of such Subsidiary) in connection therewith is otherwise not prohibited under this Indenture.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Banking Services” means each and any of the following bank services provided to the Company or its Subsidiaries: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Company and its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City, Minneapolis, MN, or the place of payment.

“Capital Stock” means:

(1)in the case of a corporation, corporate stock or shares;

(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Markets Indebtedness” means any Indebtedness in excess of $30.0 million consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a placement to institutional investors. The term “Capital Markets Indebtedness” shall not include any Indebtedness under commercial bank facilities or similar Indebtedness, Capitalized Lease Obligations or recourse transfers of any financial asset or any other type of Indebtedness Incurred or issued in a manner not customarily viewed as a “securities offering.”

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the finance lease liability in respect of a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Company or the Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Company and the Restricted Subsidiaries, either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Company as finance lease obligations or were subsequently characterized as finance lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Company and the Restricted Subsidiaries were required to be characterized as finance lease obligations upon such consideration, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Issue Date and were required to be characterized as finance lease obligations, but would not have been required to be treated as finance lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness. Capitalized Lease Obligation shall exclude all operating lease and non-finance lease liabilities that are required to be capitalized and reflected as liabilities in the balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(1)U.S. dollars, pounds sterling, euros, Canadian dollars, the national currency of any member state in the European Union or such other local currencies held by the Company or a Restricted Subsidiary from time to time in the ordinary course of business;

(2)securities issued or directly and fully guaranteed or insured by the U.S. government, Canada, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-l” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Canadian province having at least a rating of Aa3 from Moody’s or a rating of AA- from S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)Indebtedness issued by Persons with an Investment Grade Rating;

(9)investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10)instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Flow Claimholders” means, at any relevant time, the holders of Cash Flow Obligations at that time, including the noteholders, any hedge provider, bank product provider under any Cash Flow Documents, any provider of bank product obligations pursuant to the Cash Flow Document and the agents pursuant to the Cash Flow Documents.

“Cash Flow Collateral Agent” means the Notes Collateral Agent, or at any time a Pari Passu Intercreditor Agreement is in effect, either the Notes Collateral Agent or any collateral agent for any Additional Cash Flow Secured Parties as provided pursuant to the Pari Passu Intercreditor Agreement.

“Cash Flow Documents” means collectively, this Indenture, the Notes, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement (if any) and the documents governing the Notes and other Additional Cash Flow Obligations and the Security Documents related to the foregoing.

“Cash Flow Obligations” means the Notes Obligations and any Additional Cash Flow Obligations.

“Cash Flow Priority Collateral” means all Collateral, other than ABL Priority Collateral, including the following (i) Equipment and Fixtures; (ii) real estate assets; (iii) intellectual property; (iv) equity interests in all direct and indirect Subsidiaries of the Company; (v) all other assets of any Guarantor, whether real, personal or mixed not constituting ABL Priority Collateral; (vi) to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing, all Documents, General Intangibles, Instruments, Investment Property, Commercial Tort Claims, Letters of Credit, Letter of Credit Rights and Supporting Obligations; provided, however, that to the extent any of the foregoing also evidence, govern, secure or otherwise reasonably relate to any ABL Priority Collateral only that portion that evidences, governs, secures or primarily relates to Cash Flow Priority Collateral shall constitute Cash Flow Priority Collateral; (vii) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); and (viii) all Proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties.

“Cash Flow Secured Parties” means the Notes Secured Parties and any Additional Cash Flow Secured Parties.

“cash management services” means cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change of Control” means the occurrence of any of the following:

(1)the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13 (d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to the Company or its Subsidiaries; or

(2)the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company, in each case, other than an acquisition where the holders of the Voting Stock of the Company as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of the Company or successor thereto immediately after such acquisition (provided no holder of the Voting Stock of the Company as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Company immediately after such acquisition).

Notwithstanding the preceding or any provision of Rule 13(d)(3) of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the Voting Stock in connection with the transactions contemplated by such agreement and (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person (the “Subject Person”) held by a parent of such Subject Person unless it owns more than 50% of the total voting power of the Voting Stock of such parent.

“Claimholders” means collectively the ABL Claimholders and the Cash Flow Claimholders.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the

Security Documents to be subject to Liens in favor of the Notes Collateral Agent, other than Excluded Assets.

“Collateral Agent” means the ABL Collateral Agent and/or any Cash Flow Collateral Agent, as applicable.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted or, in the case of clauses (v) and (vii) below, to the extent not included (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)	Interest Expense for such period;
(ii)	income tax expense for such period;
(iii)	all amounts attributable to depreciation and amortization expense for such period (including impairment of long-term assets);
(iv)	any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period);
(v)	proceeds from business interruption insurance (to the extent not reflected as revenue or income in such statement of Consolidated Net Income) received by the Company and its Restricted Subsidiaries;
(vi)

the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests of third parties in any non-wholly-owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income;

(vii)

amounts attributable to any demonstrable “run rate” cost-savings, operating expense reductions or other cost synergies that are reasonably projected in good faith by the Company to be achieved in connection with acquisitions or dispositions or other initiatives within 12 months following the consummation of such transaction and which the Company determines in good faith are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Company as set forth in a certificate signed by an Officer of the Company (calculated on a pro forma basis as though such cost-savings, operating expense reductions or other cost synergies had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such transaction) and any costs incurred in connection with achieving such cost-savings, operating expense reductions or other cost synergies; provided that, amounts added back pursuant to this clause (a)(vii), other than costs incurred in connection with achieving such cost-savings, operating expense reductions or other cost synergies, shall be limited to 20% of

Consolidated EBITDA in the aggregate for any such period (calculated without giving effect to any such add-backs); minus

(b) without duplication and to the extent included in Consolidated Net Income:

(i)	any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period;
(ii)	any extraordinary, non-recurring and unusual gains and any non-cash items of income for such period; and
(iii)

any gains attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by an Officer of the Company, in each case, calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

For purposes of calculating Consolidated EBITDA for any period during which one or more material dispositions or any material acquisitions (each, a “Specified Transaction”) occurs, such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement;

(1)all income statement items (whether positive or negative) attributable to the property or Person disposed of in a material disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a material acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data calculated in a reasonable manner by an Officer of the Company); and

(2)non-recurring costs, extraordinary expenses, operating expense reductions, cost savings, synergies and other pro forma adjustments attributable to such Specified Transaction may be included to the extent that such costs, expenses, cost savings, reductions, synergies or adjustments (i) are reasonably projected in good faith by the Company to be achieved within 12 months of such Specified Transaction as set forth in a certificate signed by an Officer of the Company (calculated on a pro forma basis as though such cost-savings, operating expense reductions or other cost synergies had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such transaction), (ii) are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Company and (iii) such costs, expenses, reductions or adjustments shall be limited to 20% of Consolidated EBITDA (determined without giving effect to this clause (b) in the aggregate); provided that the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or clause (a) above.

“Consolidated First Lien Secured Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries, but excluding any Secured Indebtedness to the extent all such Liens with respect thereto are junior in priority to both the Liens securing the notes and the Liens securing the ABL Secured

Obligations, as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available.

In the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Secured Indebtedness subsequent to the commencement of the period for which the Consolidated First Lien Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated First Lien Secured Leverage Ratio is made (the “Consolidated First Lien Secured Leverage Calculation Date”), then the Consolidated First Lien Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Secured Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Company may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Secured Indebtedness as being Incurred or issued at such time, in which case any subsequent Incurrence or issuance of Secured Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence or issuance at such subsequent time.

To the extent (i) the Company elects pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Secured Indebtedness as being Incurred or issued or (ii) the Company or any Restricted Subsidiary elects to treat Secured Indebtedness as having been Incurred or issued prior to the actual Incurrence or issuance thereof pursuant to Section 4.03(c)(3), the Company shall deem all or such portion of such commitment or such Secured Indebtedness, as applicable, as having been Incurred or issued and to be outstanding for purposes of calculating the Consolidated First Lien Secured Leverage Ratio for any period in which the Company makes any such election and for any subsequent period until such commitments or such Secured Indebtedness, as applicable, are no longer outstanding.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that the Company or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated First Lien Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or discontinued operations (and the change to any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to Section 4.03(b) (other than pursuant to clause (xvi) thereof); provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the Company shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated First Lien

Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated First Lien Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated.

If any Secured Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Secured Indebtedness shall be calculated as if the rate in effect on the Consolidated First Lien Secured Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Secured Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Secured Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Secured Indebtedness during the applicable period. Interest on Secured Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent 12 month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period, all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

In the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that the Company or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, or discontinued operations (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to the provisions of Section 4.03 (other than pursuant to clause (xvi) thereof); provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the Company shall not make such computations on a pro forma basis for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event, that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent 12 month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

“Consolidated Fixed Charges” means, with respect to any Person as at any date of determination, without duplication, the sum of:

(i)	cash Interest Expense,
(ii)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and
(iii)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(a)

the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries (except when giving pro forma effect thereto);

(b)

the income (or deficit) of any Person (other than the Company or a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions;

(c)

the effects from adjustments in the financial statements of the Company and its Restricted Subsidiaries from applying purchase accounting, including applying recapitalization or purchase accounting to inventory, property and equipment, software, goodwill and other intangible assets, in-process research and development, post-employment benefits, leases, deferred revenue and debt-like items required or permitted by GAAP (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition or Investment, or the amortization or write-off of any amounts thereof;

(d)

any net after-tax gains or losses (and all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or hedging obligations or other derivative instruments;

(e)	the cumulative effect of a change in accounting principles during such period to the extent included in net income;
(f)

any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, which, without limiting the foregoing, shall include any impairment charges resulting from the application of Financial Accounting Standards Board Statements No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141;

(g)

any (i) one-time non-cash compensation charges, (ii) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred Capital Stock or other rights and (iii) non-cash write-offs or write-downs of goodwill;

(h)

any gain or loss for such period from currency translation gains or losses (or similar charges) or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resolution from Hedging Obligations for currency exchange risk entered in relation with Indebtedness) and any unrealized net after-tax income (loss) from Hedging Obligations or Banking Services Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” shall be excluded;

(i)	all net after-tax charges or expenses with respect to curtailments, discontinuations or modifications to pension and post-retirement employee benefit plans; and
(j)

any extraordinary, non-recurring or unusual charges, expenses or costs and any costs resulting from store closures (including any costs in connection therewith, including lease termination costs, headcount reduction costs, contract termination costs and relocation costs and charges);

(k)

any loss, expense or charge (including all fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations (other than held for sale discontinued operations until actually disposed of);

(l)

any cost, expense or charge (including all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by an Officer of the Company;

(m)

losses, charges or expenses relating to acquisitions, Investments, recapitalizations, dispositions, issuances or repayments of indebtedness, issuances of equity securities or capital stock, sale processes, refinancing transactions or amendments or other modifications of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction whether or not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(n)

earn out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions or Investments; and

(o)

business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges).

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Indenture.

“Consolidated Secured Leverage Calculation Date” has the meaning set forth in the definition of “Consolidated Secured Leverage Ratio.”

“Consolidated Secured Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP)  to (ii) Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available. In the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Secured Indebtedness subsequent to the commencement of the period for which the Consolidated Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Consolidated Secured Leverage Calculation Date”), then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Secured Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Company may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Secured Indebtedness as being Incurred or issued at such time, in which case any subsequent Incurrence or issuance of Secured Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence or issuance at such subsequent time.

To the extent (i) the Company elects pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Secured Indebtedness as being Incurred or issued or (ii) the Company or any Restricted Subsidiary elects to treat Secured Indebtedness as having been Incurred or issued prior to the actual Incurrence or issuance thereof pursuant to Section 4.03(c)(3), the Company shall deem all or such portion of such commitment or such Secured Indebtedness, as applicable, as having been Incurred or issued and to be outstanding for purposes of calculating the Consolidated Secured Leverage Ratio for any period in which the Company makes any such election and for any subsequent period until such commitments or such Secured Indebtedness, as applicable, are no longer outstanding.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that the Company or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or discontinued operations (and the change to any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to the provisions described in Section 4.03(b) (other than pursuant to clause (xvi) of Section 4.03(b)); provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the Company shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated.

If any Secured Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Secured Indebtedness shall be calculated as if the rate in effect on the Consolidated Secured Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Secured Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Secured Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Secured Indebtedness during the applicable period. Interest on Secured Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent 12 month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of bankers’ acceptances and Indebtedness for borrowed money minus all Unrestricted Cash of the Company and its Restricted Subsidiaries, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Company and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Calculation Date” has the meaning set forth in the definition of “Consolidated Total Leverage Ratio.”

“Consolidated Total Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Consolidated Total Indebtedness of such Person and the Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available.

In the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Total Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Total Leverage Ratio is made (the “Consolidated Total Leverage Calculation Date”), then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that the Company or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Total Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, or discontinued operations (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the Company shall not make such computations on a pro forma basis for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Total Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent 12 month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)to advance or supply funds:

(a)for the purchase or payment of any such primary obligation; or

(b)to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the designated office of the Trustee in the United States of America at which at any time this Indenture shall be administered, or such other address as the Trustee may designate from time to time by notice to the holders and the Company, or the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the holders and the Company).

“Credit Card Receivables” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Credit Facility” means one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit including, without limitation, the ABL Credit Agreement, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, waived, extended, restructured, repaid, renewed, refinanced, restated, replaced (whether or not upon termination, and whether with the original lenders or otherwise) or refunded in whole or in part from time to time.

“Credit Facility Documents” means the collective reference to any Credit Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Cumulative Credit” means the sum of (without duplication):

(1)50% of the Consolidated Net Income of the Company for the period from August 1, 2020 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2)100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash, received by the Company after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur or issue Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 4.03(b)(xiii) from the issue or sale of Equity Interests of the Company or any direct or indirect parent entity of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to the Company or a Restricted Subsidiary), plus

(3)100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash received by the Company after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur or issue Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 4.03(b)(xiii)), plus

(4)100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to the Company or a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided, in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)100% of the aggregate amount received by the Company or any Restricted Subsidiary after the Issue Date in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash received by the Company or any Restricted Subsidiary from:

(A)the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and the Restricted Subsidiaries by any Person (other than the Company or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 4.04(b)(vii)),

(B)the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C)a distribution or dividend from an Unrestricted Subsidiary, plus

(6)in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into the Company or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Company) of the Investment of the Company or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such Investment shall exceed $25.0 million, shall be determined by the Board of Directors of the Company) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 4.04(b)(vii) or constituted a Permitted Investment), plus

(7)$35.0 million.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Company) of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Discharge of ABL Secured Obligations” means, except to the extent otherwise expressly provided in the ABL Intercreditor Agreement, each of the following has occurred:

(1)payment in full in cash of the principal of and interest (including “Post-Petition Interest” (as defined in the ABL Intercreditor Agreement), whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the ABL Loan Documents and constituting ABL Secured Obligations;

(2)payment in full in cash of all ABL Hedging Obligations or the cash collateralization of all such ABL Hedging Obligations on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to each such counterparty shall have been made) and the expiration or termination of all outstanding transactions under ABL Hedge Agreements;

(3)payment in full in cash of all other ABL Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(4)termination or expiration of all commitments, if any, to extend credit that would constitute ABL Secured Obligations; and

(5)termination or cash collateralization (in an amount and manner reasonably satisfactory to the ABL Collateral Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit issued under the ABL Loan Documents and constituting ABL Secured Obligations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3)is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or their Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” means, collectively, G-III Brands, Ltd., a Delaware corporation, G-III License Company, LLC, a Delaware limited liability company, and CK Outerwear, LLC, a New York limited liability company.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Enforcement Action” has the meaning set forth in the ABL Intercreditor Agreement or the Seller Note Intercreditor Agreement, as applicable.

“Enforcement Notice” has the meaning set forth in the ABL Intercreditor Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common Capital Stock or Preferred Stock of the Company or of the Company to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company, as applicable (other than Disqualified Stock), other than:

(1)public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8;

(2)issuances to any Subsidiary of the Company; and

(3)any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means certain items of property and assets, including without limitation:

(i)(a) on the Issue Date, each fee-owned real property with a fair market value of less than $5,000,000 per property or after the Issue Date, each fee-owned real property with a purchase price of less than $5,000,000 per property, (b) any real property located outside of the United States of America and (c) any ground leasehold or other commercial leasehold real property interests or improvements thereto or any interest therein;

(ii) motor vehicles and other assets subject to certificates of title statutes (to the extent a lien thereon cannot be perfected solely by filing of a UCC financing statement);

(iii) leasehold interests, letters of credit and letters of credit rights not constituting supporting obligations, in each case other than to the extent such interests, rights or obligations can be perfected by the filing of a UCC-1 financing statement or other comparable foreign filing, and commercial tort claims (other than those where no additional action is required by any Guarantor to grant or perfect a security interest in such commercial tort claim);

(iv) those pledges and assets over which the granting or perfecting of security interests in such assets would be prohibited by any governmental authority or contract existing on the Issue Date or on the date any Subsidiary party to such contract is acquired (so long as, in the case of an acquisition of a Subsidiary, any such prohibition was not incurred in contemplation of such acquisition), requirement of law (or if any requirement of law creates a material risk of tax or other liability as reasonably determined by the Company in consultation with the Trustee) or regulation;

(v) equity interests in any Person other than Restricted Subsidiaries to the extent not permitted by the terms of such Person’s organizational or joint venture documents or to the extent the pledge thereof would be prohibited by any governmental authority;

(vi) any lease, license or other agreement or any property subject to a lease, license or agreement or purchase money agreement, capital lease obligation or similar arrangements to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money agreement or create a right of termination in favor of any other party thereto (other than a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable statute or regulation, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable statute or regulation notwithstanding such prohibition;

(vii) any “intent-to-use” trademark or service mark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(viii) those assets that the cost or burden of obtaining or perfecting a security interest therein are excessive in relation to the value of the security to be afforded thereby as reasonably determined by the Company and the Trustee;

(ix) voting Equity Interests in any Foreign Subsidiaries or FSHCO, in each case in excess of 66% of the total combined voting power of the Equity Interests of such entities entitled to vote and 100% of the Equity Interests of such entities not entitled to vote;

(x) Equity Interests in Unrestricted Subsidiaries, Subsidiaries of Foreign Subsidiaries or FSHCOs; and

(xi) Margin Stock; provided that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

The security interests securing the notes and the Guarantees will be subject to all Permitted Liens and other Liens permitted by this Indenture, certain of which, such as Liens arising as a matter of law, will have priority over the security interests securing the Notes and the Guarantees.

Notwithstanding anything set forth in the definition of Excluded Assets, Excluded Assets shall not include any assets that constitute Specified Cash Flow Priority Collateral.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company after the Issue Date from:

(1)contributions to its common equity capital, and

(2)the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Domestic Subsidiary of a Foreign Subsidiary, (c) any Dormant Subsidiary, (d) any Immaterial Domestic Subsidiary, (e) any FSHCO and (f) any Unrestricted Subsidiary.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer.

“FATCA Applicable Law” has the meaning set forth in Section 13.21.

“Foreign Regulatory Debt Facility” means, with respect to the Company or any of the Company’s Subsidiaries, one or more debt facilities entered into pursuant to the laws, rules or regulations of a government other than the United States promulgated under any legislation, regulation, act or similar law of such government in response to, or related to the effect of, COVID-19, in each case, as amended from time to time.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia. For the avoidance of doubt, any Subsidiary incorporated or organized under the laws of a territory of the United States shall constitute a “Foreign Subsidiary.”

“FSHCO” means any direct or indirect Subsidiary of the Company that has no material assets other than equity and/or, if any, Indebtedness of one or more direct or indirect Subsidiaries that are CFCs or FSHCOs.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. Notwithstanding the foregoing, all leases and obligations under any leases of any Person that are or would be characterized as operating leases and/or operating lease obligations in accordance with GAAP on January 1, 2018 (whether or not such operating leases and/or operating lease obligations were in effect on such date) shall continue to be accounted for as operating leases and/or operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Indenture regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

If there occurs a change in generally accepted accounting principles and such change would cause a change in the method of calculation of any standards, terms or measures used in this Indenture or in the ABL Credit Agreement as determined in good faith by the Company (an “Accounting Change”), then the Company may elect, as evidenced by a written notice of the Company to the Trustee, that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee” means any guarantee of the Obligations of the Company under this Indenture relating to the Notes and of the Notes by any Guarantor in accordance with the provisions of this Indenture.

“Guarantor” means any Subsidiary of the Company that Guarantees the Notes by executing this Indenture or a supplemental indenture in the form of Exhibit C attached hereto; provided that upon the release or discharge of such Person from its Guarantee of the Notes in accordance with this Indenture, such Person shall cease to be a Guarantor of the Notes.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means International Financial Reporting Standards, as adopted in the European Union.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary that does not own Specified Cash Flow Priority Collateral and, whether existing as of the Issue Date or formed or acquired thereafter, (a) (i) the revenues of which, as of the end of any fiscal year for which financial statements have been (or were required to be) delivered pursuant to this Indenture, were less than the lesser of (x) $30.0 million and (y) 1.0% of the consolidated revenues of the Company and its Restricted Subsidiaries for such period or (ii) the consolidated assets of which, as of the end of any fiscal year, were less than the lesser of (x) $30.0 million and (y) 1.0% of the Total Assets of the Company and its Restricted Subsidiaries as of the end of such fiscal year, in each case, as reflected on the most recent annual or quarterly consolidated financial statements of the Company and its Restricted Subsidiaries and (b) when taken together with all Immaterial Domestic Subsidiaries, does not have (i) revenues in excess of 5.0% of the total revenues of the Company and its Restricted Subsidiaries or (ii) assets with a value in excess of 5.0% of the Total Assets of the Company and its Restricted Subsidiaries, in each case on a consolidated basis as of such date.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.

“Indebtedness” of any Person means, without duplication:

(1)	all obligations of such Person for borrowed money,
(2)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
(3)	all obligations of such Person upon which interest charges are customarily paid,
(4)	all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,
(5)

all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts and other trade payables not overdue more than 90 days incurred in the ordinary course of business),

(6)

all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(7)	all Capitalized Lease Obligations of such Person,
(8)	all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty,
(9)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances,
(10)

all obligations of such Person under any earn-out or similar arrangement, to the extent such obligations would appear as a liability on a balance sheet (excluding the footnotes) of such person in accordance with GAAP,

(11)	any other Off-Balance Sheet Liability of such Person; and
(12)

all Guarantees by such Person of Indebtedness (described in the other clauses of this definition) of others; provided that for the avoidance of doubt, any Guarantee by the Company or any Restricted Subsidiary of obligations of another Person that do not constitute Indebtedness of such Person shall not constitute Indebtedness of the Company or a Restricted Subsidiary.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Initial ABL Credit Agreement” means that certain amended and restated credit agreement dated December 1, 2016 among the G-III Leather Fashions, Inc., Riviera Sun, Inc., CK Outwear LLC, Andrew & Suzanne Company Inc., AM Retail Group, Inc. The Donna Karan Company Store LLC, The Donna Karan Company LLC, the guarantors party thereto, the ABL Collateral Agent and the other parties thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, waived, renewed or otherwise modified or replaced from time to time, and/or any other or additional credit facility or facilities or notes or other Indebtedness designated by the Company as an ABL Credit Agreement, or part thereof, from time to time.

“Insolvency or Liquidation Proceeding” means:

(1)any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Company or any Guarantor;

(2)any other voluntary or involuntary insolvency, reorganization or Bankruptcy Case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Company and each Guarantor or with respect to a material portion of their respective assets;

(3)any liquidation, dissolution, reorganization or winding up of the Company or any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4)any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company or any Guarantor.

“Interest Expenses” means, with reference to any period, total interest expense (including that attributable to Capitalized Lease Obligations) of the Company and its Restricted

Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Hedging Obligations in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Restricted Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” has the meaning set forth in Exhibit A.

“Investment Grade Rating” means a corporate credit rating or corporate family rating, as applicable, equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency in the event that either Moody’s and/or S&P has not then rated the Notes.

“Investment Grade Securities” means:

(1)securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3)investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold material amounts of cash pending investment and/or distribution, and

(4)corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1)“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)its “Investment” in such Subsidiary at the time of such redesignation less

(b)the portion (proportionate to its equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Subsidiary at the time of such redesignation; and

(2)any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents by the Company or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any finance lease in the nature thereof); provided that in no event shall an operating lease, non-finance lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means any acquisition, including by way of merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries, or similar Investment permitted by this Indenture, whose consummation is not conditioned on the availability of, or on obtaining, third-party financing; provided, that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Transaction, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Transaction unless and until the closing of such Limited Condition Transaction shall have actually occurred.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Make Whole Calculation Date” means August 15, 2022.

“Market Capitalization” means, as of any date of determination, an amount equal to (i) the total number of issued and outstanding shares of common stock of the Company (or any successor of the Company) or any direct or indirect parent of the Company on such date of determination multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock for the 30 consecutive trading days immediately preceding such date of determination.

“Margin Stock” has the meaning assigned to such term in Regulation U issued by the FRB.

“Material Real Property” means any fee-owned real property that is not an Excluded Asset.

“Material United States Intellectual Property” means, any intellectual property registered or applied for in United States and owned by the Company or any Restricted Subsidiaries that in the good faith judgment of management of the Company (i) is valued in excess of $35.0 million and (ii) is material to the business or operations of the Company or the Restricted Subsidiaries, taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” any Material Real Property required to be mortgaged pursuant to the terms of this Indenture.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable (by the Company or any Restricted Subsidiary) as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)(i)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company and the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company and the Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Associations, Inc. Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination. “Notes” means the Initial Notes and any Additional Notes.

“Notes Collateral Agent” has the meaning set forth in the Preamble to this Indenture.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture and the Guarantees.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the holders of the Notes.

“Obligations” means any principal, interest, fees, expenses (including any interest, fees, expenses and other amounts accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, expenses and other amounts are allowed or allowable claims under applicable state, federal or foreign law), penalties, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Trustee, the Notes Collateral Agent and the holders of the Notes.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Offering Memorandum” means the final offering memorandum, dated July 30, 2020, relating to the issuance of the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Officer of such Person, which meets the requirements set forth in this Indenture.

“Opinion of Counsel” means, with respect to any Person, a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to such Person. For the avoidance of doubt, such Person may be employed by the Company or any of the Guarantors or their respective Affiliates.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement in the form of Exhibit D hereto to be entered into between the Notes Collateral Agent and the authorized representative(s) of Additional Cash Flow Secured Parties holding any series of Additional Cash Flow Obligations.

“Performance References” has the meaning set forth in the definition of “Derivative Instrument.”

“Permitted Investments” means:

(1)any Investment in the Company or any Restricted Subsidiary;

(2)any Investment in Cash Equivalents or Investment Grade Securities;

(3)any Investment by the Company or any Restricted Subsidiary in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit, product line or line of business, including research and development and related assets in respect of any product) that is engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets (or such division, business unit, product line or business) to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)any Investment in securities or other assets (including earn-outs) not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5)any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any Investment existing on the Issue Date or binding commitment in effect on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment or binding commitment as in existence on the Issue Date, (y) as otherwise permitted under this Indenture or (z) as a result of fluctuations in the exchange rate of currencies;

(6)loans and advances to officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of $7.5 million and 0.25% of Total Assets at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Company or any direct or indirect parent of the Company solely to the extent that the amount of such loans and advances shall be contributed to the Company in cash as common equity;

(7)any Investment acquired by the Company or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (c) in satisfaction of judgments against other Persons or (d) received in compromise or resolution of (A) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary or consistent with past practice, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (B) litigation, arbitration or other disputes;

(8)Hedging Obligations permitted under Section 4.03(b)(x);

(9)any Investment by the Company or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the sum of (x) the greater of $70.0 million and 2.5% of Total Assets at the time such Investment is made, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)additional Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the sum of (x) the greater of $70.0 million and 2.5% of Total Assets as of the date of such Investment, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)loans and advances to officers, directors, employees, managers and consultants for business-related travel expenses, moving or relocation expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Company or any direct or indirect parent of the Company;

(12)Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit”;

(13)any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii), (iv), (vi), (viii)(B) and (xv) of Section 4.07(b));

(14)guarantees issued in accordance with Section 4.03 and Section 4.11 including, without limitation, any guarantee or other obligation issued or Incurred under any Credit Facility in connection with any letter of credit issued for the account of the Company or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit) and the creation of Liens on the assets of the Company or any Restricted Subsidiary in compliance with Section 4.12;

(15)Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(16)any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness;

(17)any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells Securitization Assets pursuant to a Securitization Financing;

(18)Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(20)advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company or the Restricted Subsidiaries;

(21)Investments in any Subsidiary of the Company or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(22)advances, loans or extensions of trade credit (including the creation of receivables) or prepayments to suppliers or lessors or loans or advances made to distributors, and performance guarantees, in each case in the ordinary course of business or consistent with past practice by the Company or any of its Restricted Subsidiaries;

(23)repurchases of notes;

(24)Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business;

(25)contributions to a “rabbi” trust for the benefit of employees, directors, managers, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company or any Restricted Subsidiary;

(26)non-cash Investments in connection with tax planning and reorganization activities; and

(27)notes payable, or stock or other securities issued by account debtors to the Company or any Guarantor pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business, consistent with past practices.

“Permitted Liens” means, with respect to any Person:

(1)pledges or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment insurance or social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)Liens for taxes, assessments or other governmental charges not yet overdue by more than 30 days or that are being contested in good faith by appropriate proceedings;

(4)Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances Incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)

(A)Liens on assets of a Subsidiary that is not a Guarantor securing Indebtedness of a Subsidiary that is not a Guarantor permitted to be Incurred pursuant to the covenant described under Section 4.03.

(B) (x) Liens securing Indebtedness Incurred or issued pursuant to Section 4.03(b)(i) (and any cash management arrangements, Hedging Obligations and supply chain financing arrangements secured under the documentation governing such Indebtedness); provided that any such Liens on any property of the Company or any Guarantor shall constitute ABL Secured Obligations and be subject to the ABL Intercreditor Agreement, or shall constitute junior Liens and (y) Liens on the Collateral securing Obligations in respect of any other Indebtedness permitted to be Incurred or issued under this Indenture if, as of the date such Indebtedness was Incurred or issued, and after giving pro forma effect thereto and the application of the net proceeds therefrom, the Consolidated First Lien Secured Leverage Ratio of the Company would be no greater than 1.75 to 1.00; provided that if such Liens are secured by Cash Flow Priority Collateral, such Liens on the Cash Flow Priority Collateral must be secured on a pari passu basis to the notes and the representative in respect of such obligations must enter into the Pari Passu Intercreditor Agreement (or a joinder thereto);

(C)Liens securing Obligations in respect of Indebtedness permitted to be Incurred or issued pursuant to clause (iv), (x), (xii), or (xiv) of Section 4.03(b) (to the extent such guarantees are issued in respect of any Indebtedness permitted to be secured by a Lien pursuant to Section 4.12 and this definition of “Permitted Liens”), clause (xv) of Section 4.03(b) (to the extent such Indebtedness being refunded or refinanced was Secured Indebtedness), clause (xvi) of Section 4.03(b) (if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged, amalgamated or consolidated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness relates, or after giving pro forma effect to the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock permitted under such clause (xvi) of Section 4.03(b), the Consolidated Secured Leverage Ratio would be no greater than the Consolidated Secured Leverage Ratio immediately prior to giving effect to such transaction) or Section 4.03(b)(xix); provided that Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to Section 4.03(b)(xix) shall only be permitted if such Liens extend only to the assets of Restricted Subsidiaries that are not Guarantors;

(D)Liens securing Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 4.03(b)(xxiii) (which Liens shall be Junior to the Liens securing the ABL Secured Obligations); and

(E)Liens arising out of Sale/Leaseback Transactions made in compliance with Section 4.06.

(7)Liens existing on the Issue Date (other than Liens in favor of the lenders under the ABL Credit Agreement and Liens securing the Notes Obligations);

(8)Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9)Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition and that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than (A) pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition) or (B) after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted under this Indenture that require or include, pursuant to their terms at such time, a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(10)Liens securing Hedging Obligations not Incurred in violation of this Indenture;

(11)Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12)leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(13)Liens arising from UCC financing statement filings regarding operating leases or other obligations not constituting Indebtedness;

(14)Liens in favor of the Company or any Guarantor;

(15)Liens on assets of the type specified in the definition of “Securitization Financing” Incurred in connection with a Qualified Securitization Financing;

(16)pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;

(17)Liens on the Equity Interests of Unrestricted Subsidiaries;

(18)Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses 6(A), (6)(B)(y), (6)(C), (7), (8), (9), (10), (11), (15), (23) and (33) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) described under clauses 6(A), (6)(B)(y), (6)(C), (7), (8), (9), (10), (11), (15), (23) and (33) at the time the original Lien became a Permitted Lien under this Indenture and, in the case of any Lien on Collateral, shall not have a greater priority level with respect to the Liens securing the notes Obligations that the Liens securing the Indebtedness so refinanced, refunded, extended, renewed or replaced, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B)(y), the principal amount of any Indebtedness Incurred or issued for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B)(y) and not this clause (18) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B)(y);

(19)Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(20)judgment and attachment Liens not giving rise to an Event of Default and notices of dependents and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(22)Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(23)other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens Incurred under this clause (23) that are at that time outstanding, exceed the greater of $70.0 million and 2.5% of Total Assets; provided that if such Liens are secured by Cash Flow Priority Collateral, such Liens on the Cash Flow Priority Collateral must be secured on a pari passu basis to the Notes and the representative in respect of such obligations must enter into a joinder to the Pari Passu Intercreditor;

(24)any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;

(25)any amounts held by a trustee in the funds and accounts under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(26)Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts Incurred in the ordinary course of business and not for speculative purposes, (iv) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection or (v) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(27)Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

(28)Liens disclosed by the title insurance policies delivered pursuant to this Indenture and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Indenture;

(29)Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Restricted Subsidiary in the ordinary course of business;

(30)in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(31)agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable or other prices arising from inventory consigned by the Company or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(32)Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(33)Liens on the Collateral securing the notes issued on the Issue Date and the related Guarantees;

(34)Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(35)Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods;

(36)Liens on assets of Restricted Subsidiaries that are not Guarantors organized under the laws of foreign jurisdictions arising by operation of law (or created as a matter of mandatory law) or pursuant to customary business practice and that do not materially affect the value of such assets;

(37)Liens on cash, Cash Equivalents, deposits and similar items customary to an applicable jurisdiction of a Restricted Subsidiary that is not a Guarantor and incurred in connection with foreign bank guarantees permitted pursuant to Section 4.03(b)(xviii);

(38)posted margin to the extent required by applicable governmental regulations or clearinghouse requirements to be used to secure Hedging Obligations;

(39)Liens securing Indebtedness or other obligations of (A) the Company or a Guarantor owing to the Company or another Guarantor; (B) a Restricted Subsidiary that is not a Guarantor owing to a Restricted Subsidiary that is not a Guarantor; (C) the Company or a Guarantor owing to a Restricted Subsidiary that is not a Guarantor, in each case, as permitted to be Incurred in accordance with Sections 4.03 and 4.04(f); provided that any Liens pursuant to subclause (C) must rank junior or subordinated to the Liens securing the notes;

(40)leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others that secure Indebtedness; so long as such leases, subleases, licenses or sublicenses are (x) not materially burdensome or disruptive to the business and (y) do not materially impair the value of the Collateral, taken as a whole, and Liens on real property which is not owned but is leased or subleased by the Company or any Restricted Subsidiary;

(41)posted margin to the extent required by applicable governmental regulations or clearinghouse requirements to be used to secure Hedging Obligations;

(42)any interest or title of a lessor under leases (including leases not constituting Capitalized Lease Obligations, but excluding leases constituting Capitalized Lease Obligations) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(43)Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (4) of the definition of “Cash Equivalents”;

(44)(a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto or (b) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business or consistent with past practice;

(45)Liens on cash, Permitted Investments, property or assets used to defease or to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted under this Indenture;

(46)receipt of progress payments and advances from customers in the ordinary course of business or consistent with past practice to the extent the same creates a Lien on the related inventory and proceeds thereof;

(47)Liens on vehicles or equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business;

(48)Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(49)security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;

(50)Liens securing obligations owed by the Company or any Restricted Subsidiary to any lender under the ABL Credit Agreement or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(51)Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries connection with any letter of intent or purchase agreement permitted by this Indenture;

(52)Liens relating to future escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(53)Liens securing Obligations in respect of any Indebtedness permitted to be Incurred pursuant to Section 4.03; provided that any Liens pursuant to this clause (53) must rank junior or subordinated to the Liens securing the notes; provided, however, that (A) at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 3.25 to 1.00 and (B) such Obligations shall be subject to a customary intercreditor agreement; and

(54)Liens granted by (i) the Company or any Restricted Subsidiary securing Indebtedness Incurred under a U.S. Regulatory Debt Facility and (ii) a Restricted Subsidiary that is not a Guarantor securing Indebtedness Incurred under a Foreign Regulatory Debt Facility, in each case, to the extent such Indebtedness is permitted to be Incurred pursuant to Section 4.03.

For the purposes of this definition of “Permitted Liens” the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Securitization Financing” means any Securitization Financing that meets the following conditions:

(1)the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company, as the case may be;

(2)all sales of Securitization Assets and related assets by the Company or the applicable Subsidiary (other than a Securitization Subsidiary) either to the applicable Securitization Subsidiary or directly to the applicable third-party financing providers (as the case may be) are made at Fair Market Value (as determined in good faith by the Company); and

(3)the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-l(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Record Date” has the meaning specified in Exhibit A.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” has the meaning set forth in Section 4.03(b)(xv).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person, other than an Unrestricted Subsidiary of such Person. Unless the context otherwise requires, the term “Restricted Subsidiary” shall mean a Restricted Subsidiary of the Company.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person, the Company or such Restricted Subsidiary leases it from such Person, other than leases between any of the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Company or any Restricted Subsidiary or in which the Company or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located so long as the foregoing do not constitute Specified Cash Flow Priority Collateral: (1) receivables, payment obligations, installment contracts, and similar rights, whether currently existing or arising or estimated to arise in the future, and whether in the form of accounts, chattel paper, general intangibles, instruments or otherwise (including any drafts, bills of exchange or similar notes and instruments), (2) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, including, without limitation, licensing fees, lease payments and similar revenue streams, (3) revenues related to distribution and merchandising of the products of the Company and its Restricted Subsidiaries, (4) intellectual property rights relating to any of the foregoing types of assets, (5) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof and (6) any other assets and property to the extent customarily included in securitization transactions or factoring transactions of the relevant type in the applicable jurisdictions (as determined by the Company in good faith).

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, assign, convey or otherwise transfer to any other Person, or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily sold, assigned, conveyed, or transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, dilution, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing with the Company or any of its Subsidiaries in which the Company or any of its Subsidiaries makes an Investment and to which the Company or any of its Subsidiaries transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Company (as provided below) as a Securitization Subsidiary and:

(a)no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company (other than pursuant to Standard Securitization Undertakings); and

(c)to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

“Security Documents” means the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement (if any), each joinder or amendment thereto, and all security agreements, pledge agreements, control agreements, collateral assignments, mortgages , deeds of trust, security deeds, deeds to secure debt, hypothecs, collateral agency agreements, debentures or other instruments, pledges, grants or transfers for security or agreements related thereto executed and delivered by the Company or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC) in favor of the Notes Collateral Agent on behalf of the Trustee and the holders of the Notes to secure the Notes and the Guarantees, in each case, as amended, modified, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and this Indenture, subject to the terms of the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement (if any).

“Seller Note” means the $125.0 million seller note issued on December 1, 2016 by the Company to LVHM Moet Hennessy Louis Vuitton, Inc., a Delaware corporation.

“Seller Note Collateral” means any and all “Collateral” as defined in any applicable security document related to the Seller Note and all other property that is or is intended under the terms of such security document to be subject to Liens in favor of the Seller.

“Seller Note Intercreditor Agreement” means the Seller Note Subordination Agreement, dated as of the Issue Date, by and among LVMH Moet Hennessy Louis Vuitton Inc., a Delaware corporation and the Trustee.

“Seller Subordinated Obligations” means the “Subordinated Obligations” as defined in the Seller Note Intercreditor Agreement.

“Senior Agent” means the ABL Collateral Agent and the Cash Flow Agent.

“Senior Obligations” means the ABL Secured Obligations and the Cash Flow Obligations.

“Senior Secured Parties” means the ABL Secured Parties and the Cash Flow Secured Parties.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).

“Similar Business” means any business (x) the majority of whose revenues are derived from business or activities conducted by the Company and its Subsidiaries on the Issue Date and (y) that is a natural outgrowth or reasonable extension, development, expansion of any business or activities conducted by the Company and its Subsidiaries on the Issue Date or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“Specified Cash Flow Priority Collateral” means (x) Material United States Intellectual Property rights owned by the Company or a Guarantor and (y) any other Material United States Intellectual Property that are purchased with the Net Proceeds of an Asset Sale of Specified Cash Flow Priority Collateral pursuant to Section 4.06. Notwithstanding anything else set forth in this Indenture or the Security Documents, no Specified Cash Flow Priority Collateral shall be deemed to be Excluded Assets at any time.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any of their Subsidiaries which the Company has determined in good faith to be customary in a Securitization Financing including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless the context otherwise requires, the term “Subsidiary” shall mean a Subsidiary of the Company.

For the avoidance of doubt, any entity that is owned at a 50% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on the Company’s or any Restricted Subsidiary’s financial statements.

“Suspension Period” means the period of time between the Covenant Suspension Event and the Reversion Date.

“TIA” the Trust Indenture Act of 1939, as amended.

“Total Assets” shall mean the total assets of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company delivered pursuant to Section 4.02.

“Treasury Rate” means, the weekly average for each Business Day during the most recent week that has ended at least two business days prior to the applicable redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H. 15 (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the Make Whole Calculation Date; provided, however, that if the period from such redemption date to the Make Whole Calculation Date, as applicable, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust department of the Trustee, who customarily performs functions similar to those performed by an officer who has direct responsibility for the administration of this Indenture, or, with respect to a particular matter, any other officer or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in the Preamble to this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code of any applicable jurisdiction.

“Unrestricted Cash” means unrestricted cash and Cash Equivalents owned by the Company or any Subsidiary (with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio” (and with the proceeds of any Secured Indebtedness being Incurred at the time of determination being excluded from Unrestricted Cash to the extent such proceeds would otherwise be included as such) and as determined in good faith by the Company).

“Unrestricted Subsidiary” means:

(1)any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries (x) owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of the Company or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated or (y) such Subsidiary owns any Specified Cash Flow Priority Collateral, in each case at the time of such designation; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries unless otherwise permitted under Section 4.04; provided, further, however, that either (a) the Subsidiary to be so designated has total consolidated assets of $100,000 or less or (b) if such Subsidiary has consolidated assets greater than $100,000, then such designation would be permitted under Section 4.04.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.03(a) or (2) the Consolidated Fixed Charge Coverage Ratio of the Company would be no less than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)no Event of Default shall have occurred and be continuing.

Any such designation by the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company or any committee thereof, giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“U.S. Regulatory Debt Facility” means, with respect to the Company or any of the Company’s Subsidiaries, one or more debt facilities entered into pursuant to the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) promulgated under the Coronavirus Aid, Relief, and Economic Security Act or any other legislation, regulation, act or similar law of the United States in response to, or related to the effect of, COVID-19, in each case, as amended from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02Other Definitions.

Term	Section
$1.03(j)
Affiliate Transaction	4.07(a)
Agent Members	Appendix A
Asset Sale Offer	4.06(b)
Asset Sale Proceeds Application Period	4.06(b)
Authentication Order	2.03
Change of Control Offer	4.08(b)
Company	Preamble
covenant defeasance option	8.01(b)
Covenant Suspension Event	4.16
Custodian	6.01
Default Direction	7.05
Definitive Note	Appendix A
Depository	Appendix A
Directing Holder	7.05
euro	1.03(j)
Event of Default	6.01

Excess Proceeds	4.06(b)
Global Notes	Appendix A
Global Notes Legend	Appendix A
Guaranteed Obligations	12.01(a)
IAI	Appendix A
Increased Amount	4.12(c)
Initial Notes	Preamble
legal defeasance option	8.01(b)
Noteholder Direction	7.05
Notes	Preamble
Notes Custodian	Appendix A
Notice of Default	6.01
Offer Period	4.06(d)
Paying Agent	2.04(a)
Permitted Jurisdictions	5.01(a)
Position Representation	7.05
protected purchaser	2.08
QIB	Appendix A
Refinancing Indebtedness	4.03(b)(xv)
Refunding Capital Stock	4.04(b)(ii)
Registrar	2.04(a)
Regulation S	Appendix A
Regulation S Global Notes	Appendix A
Regulation S Notes	Appendix A
Restricted Notes Legend	Appendix A
Restricted Payments	4.04(a)
Restricted Period	Appendix A
Retired Capital Stock	4.04(b)(ii)
Reversion Date	4.16
Rule 144A	Appendix A
Rule 144A Global Notes	Appendix A
Rule 144A Notes	Appendix A
Rule 501	Appendix A
Second Commitment	4.06(b)
Successor Company	5.01(a)(i)
Successor Guarantor	5.01(b)(i)
Suspended Covenants	4.16

Transaction Election	4.17
Transaction Test Date	4.17
Transfer Restricted Definitive Notes	Appendix A
Transfer Restricted Global Notes	Appendix A
Transfer Restricted Notes	Appendix A
U.S. dollars	1.03(3)
U.S.A Patriot Act	13.19
Unrestricted Definitive Notes	Appendix A
Unrestricted Global Notes	Appendix A
Verification Covenant	7.05

Section 1.03Rules of Construction. Unless the context otherwise requires:

(a)a term has the meaning assigned to it;

(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)“or” is not exclusive;

(d)“including” means including without limitation;

(e)words in the singular include the plural and words in the plural include the singular;

(f)unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g)the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(h)the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(i)unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP;

(j)“$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts. “€” and “euro” each refer to the single currency of participating member states of the European Union that at the time of payment is legal tender for payment of public and private debts; and

(k)All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative)), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 1.04Concerning the TIA. Except with respect to specific provisions of the TIA expressly referenced in the provisions of this Indenture, the TIA shall not be applicable to, and shall not govern, this Indenture and the Notes.

ARTICLE II.

THE NOTES

Section 2.01Amount of Notes. The aggregate principal amount of Initial Notes which may be authenticated and delivered under this Indenture on the Issue Date is $400,000,000.

The Company may from time to time after the Issue Date issue additional Notes under this Indenture in an unlimited principal amount (collectively, “Additional Notes”), so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the provisions set forth below. With respect to any Additional Notes issued after the Issue Date, there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Company and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1)the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2)the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3)if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto, as applicable, and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global

Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an supplemental indenture hereto setting forth the terms of the Additional Notes.

The Initial Notes and any Additional Notes may, at the Company’s option, be treated as a single class of securities for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number and/or ISIN, if applicable. Holders of the Initial Notes and the Additional Notes shall vote and consent together as one class on all matters to which such holders are entitled to vote or consent, and none of the holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such holders are entitled to vote or consent.

Section 2.02Form and Dating. Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the related Trustee’s certificate of authentication and (ii) any Additional Notes (if issued as Transfer Restricted Notes) and the related Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof, provided that the Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by the Depository in denominations of less than $2,000.

Section 2.03Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer of the Company (an “Authentication Order”) (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $400,000,000 and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein.

Such Authentication Order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes, the registered holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of

Additional Notes after the Issue Date shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess thereof.

One Officer shall sign the Notes for the Company by manual, PDF or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent as described immediately below) manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by the Trustee, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.04Registrar and Paying Agent.

(a)The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Company initially appoints the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes representing the Notes.

(b)The Company may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its wholly owned domestically organized Subsidiaries may act as Paying Agent or Registrar.

(c)The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee;

provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

Section 2.05Paying Agent to Hold Money in Trust. Prior to 10:00 a.m., New York City time, on each due date of the principal of and interest on the Notes, the Company shall deposit with each Paying Agent (or if the Company or any of its wholly owned domestically organized Subsidiaries is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee in writing of any default by the Company in making any such payment. If the Company or any of its wholly owned domestically organized Subsidiaries acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.06Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders.

Section 2.07Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements (including, among other things, the furnishing of appropriate endorsements and transfer documents) therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Company shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) for a period of 10 days before the sending of a notice of redemption of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

Neither the Trustee, the Registrar nor the Transfer Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

None of the Trustee, Registrar or Paying Agent shall have any responsibility for any actions taken or not taken by the Depository.

Section 2.08Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee, upon receipt of an Authentication Order, Officer’s Certificate and Opinion of Counsel, shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a) satisfies the Company and the Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Company and the Trustee. Such holder shall furnish an indemnity bond sufficient in the judgment of the Trustee, with respect to the Trustee, and the Company, with respect to the Company, to protect the Company, the Trustee, the Paying Agent and the Registrar, as applicable, from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Company and the Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Company.

Upon the issuance of any new Note under this Section 2.08, the Company may require that such holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those paid pursuant to Section 2.08, those delivered to it for cancellation and those described in this Section 2.09 as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, interest, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, upon written order from the Company, and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Company may not issue new Notes to replace Notes that have been redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

Section 2.11Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver or cause to be delivered to each affected holder (with a copy to the Trustee) a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.12CUSIP Numbers, ISINs, Etc. The Company in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use), and if so, the Trustee shall use any such CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly advise the Trustee in writing of any change in any such CUSIP numbers, ISINs and “Common Code” numbers.

Section 2.13Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, and Section 13.06 of this Indenture. Any calculation of the Applicable Premium made pursuant to this Section 2.13 shall be made by the Company and delivered to the Trustee pursuant to an Officer’s Certificate.

ARTICLE III.

REDEMPTION

Section 3.01Redemption. The Company may on one or more occasions redeem the Notes at its option, in whole or in part from time to time, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A, hereto, as applicable, which is hereby incorporated by reference and made a part of this Indenture, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date).

Section 3.02Applicability of Article. Redemption of Notes at the election of the Company or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article III.

Section 3.03[Reserved].

Section 3.04Selection and Notice of Notes to Be Redeemed. In the case of any partial redemption of the Notes, selection of the Notes for redemption will be made, in the case of global notes, in accordance with DTC’s applicable policies, and in the case of physical notes, by the Trustee on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate; provided that no Notes of $2,000 or less shall be redeemed in part. The Notes to be selected shall be selected from outstanding Notes not previously called for redemption. Notes and portions of them that are selected for redemption shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

Section 3.05Notice of Optional Redemption.

(a)At least 10 days, but, except as set forth in Paragraph 5 of the form of Note, not more than 60 days before a redemption date pursuant to Paragraph 5 of the form of Note, the Company shall mail or cause to be mailed by first-class mail, postage prepaid, or otherwise in accordance with the procedures of DTC, a notice of redemption to each holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII.

Any such notice of redemption shall identify the Notes to be redeemed and shall state:

(i)the redemption date;

(ii)the redemption price and the amount of accrued interest, if any, to, but excluding, the redemption date;

(iii)the name and address of the applicable Paying Agent;

(iv)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any;

(v)if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi)that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii)the CUSIP number, ISIN and/or “Common Code”, if any, printed on the Notes being redeemed;

(viii)that no representation is made as to the correctness or accuracy of the CUSIP number, ISIN and/or “Common Code”, if any, listed in such notice or printed on the Notes; and

(ix)any condition to such redemption.

(b)[Reserved]

(c)At the Company’s request in an Officer’s Certificate, the Trustee shall deliver the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall notify the Trustee of such request at least two (2) days (or such shorter period as is acceptable to the Trustee) prior to the date such notice is to be provided to holders. Such notice may not be canceled once delivered to holders of Notes, except pursuant to Section 3.09 hereof.

Additionally, in the case of physical notes, the Company shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 3.04.

Section 3.06Effect of Notice of Redemption. Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.05(a), Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except pursuant to Section 3.09 hereof. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest to, but not including, the Interest Payment Date, shall be payable to the holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder.

Section 3.07Deposit of Redemption Price. With respect to any Notes, prior to 3:00 p.m., New York City time, on the redemption date with respect to the Notes, the Company shall deposit with the Paying Agent (or, if the Company or any of their wholly owned domestically organized Subsidiaries is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption, so long as the Company has deposited with the Paying Agent funds sufficient to pay the redemption price of, plus accrued and unpaid interest, if any, on, the Notes or portions thereof to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

Section 3.08Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed and the allocation of such amount by each CUSIP. The Company shall provide notice to the Trustee and the Depositary of any partial redemption at least one (1) Business Day prior to when notice is due to holders. Upon surrender and cancellation of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancelled.

With respect to notes represented by certificated notes, if any notes are to be purchased or redeemed in part only, the Company will issue a new note in a principal amount equal to the unredeemed or unpurchased portion of the original note in the name of the holder thereof upon cancellation of the original note; provided that the new notes will be only issued in denominations of $2,000 and integral multiple of $1,000 in excess thereof.

Section 3.09Conditional Redemption. Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an Incurrence of Indebtedness, a Change of Control or other transaction (or series of related transactions)) and any redemption notice may, at the Company’s discretion, be subject to the satisfaction (or waiver by the Company) of one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. If any such condition precedent has not been satisfied (or waived by the Company), the Company shall provide written notice to the Trustee and the holders no later than the close of business on the Business Day prior to the redemption date (or such other date as may be required pursuant to the applicable procedures of DTC). Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the Notes shall be rescinded or delayed, in each case as provided in such notice.

ARTICLE IV.

COVENANTS

Section 4.01Payment of Notes. The Company shall promptly pay the principal of and interest, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds as of 11:00 a.m., New York City time with respect to the Notes, money sufficient to pay all principal and interest, if any, then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

Section 4.02Reports and Other Information.

(a)Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and upon written request provide the Trustee and holders with copies thereof, without cost to each holder, within 5 days after receipt of such request):

(i)within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(ii)within the time period specified in the SEC’s rules and regulations for non-accelerated filers (except for any delay permitted by Rule 13 a-13 (a) promulgated under the Exchange Act), reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(iii)promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), except to the extent permitted to be excluded by the SEC; and

(iv)subject to the foregoing, any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of notes in addition to providing such information to the Trustee and the holders, in each case, within the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act as provided above; provided, further, (i) in no event shall such financial statements, information or reports be required to comply with (w) Rule 3-10 of Regulation S-X promulgated by the SEC (or such other rule or regulation that amends, supplements or replaces such Rule 3-10, including for the avoidance of doubt, Rules 13-01 or 13-02 of Regulation S-X promulgated by the SEC), (x) Rule 3-09 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-09), (y) Rule 3-16 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-16 or (z) any requirement to otherwise include any schedules or separate financial statements of any of Subsidiaries of the Company, Affiliates or equity method investees, (ii) in no event shall such financial statements, information or reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, (iii) no such financial statements, information or reports referenced under clause (iii) above shall be required to be furnished if the Company determines in its good faith judgment that such event is not material to the holders or the business, assets, operations or financial position of the Company and its Restricted Subsidiaries, taken as a whole, (iv) in no event shall such financial statements or reports be required to include any information that is not otherwise similar to information currently included in the Offering Memorandum, other than with respect to information or reports provided under clause (iii) above and (v) in no event shall information or reports referenced in clause (iii) above be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K except for (x) agreements evidencing material Indebtedness and (y) historical and pro forma financial statements to the extent reasonably available and, in any case with respect to pro forma financial statements, to include only pro forma revenues, Consolidated EBITDA and capital expenditures in lieu thereof.

If the Company has designated any Subsidiary as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by clauses (i) and (ii) of this Section 4.02(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(b)In the event that:

(i)the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company, or

(ii)any direct or indirect parent of the Company is or becomes a Guarantor of the Notes, consolidating reporting at such parent entity’s level in a manner consistent with that described in this Section 4.02 for the Company will satisfy this Section 4.02, and the Company is permitted to satisfy its obligations in this Section 4.02 with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

(c)In addition, the Company will make such information available to prospective investors upon request. In addition, the Company shall, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)[Reserved].

(e)Notwithstanding the foregoing, the Company will be deemed to have furnished the reports referred to in this Section 4.02 to the Trustee and the holders if the Company has filed such reports with the SEC via the EDGAR filing system (or any successor thereto) and such reports are publicly available, it being understood that the Trustee shall have no responsibility to determine if such information has been posted on any website.

(f)Delivery of such reports, information and documents to the Trustee pursuant to this Section 4.02 is for informational purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(g)To the extent any information is not provided within the time periods specified in this Section 4.02 and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Section 4.03Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)(i) the Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Company will not permit any of the Restricted Subsidiaries (other than the Company or any Guarantor) to issue any shares of Preferred Stock; provided, however, that, the Company and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Consolidated Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b)The limitations set forth in Section 4.03(a) shall not apply to:

(i)the Incurrence by the Company or any Restricted Subsidiary of Indebtedness (i) under the ABL Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed an amount equal to $750.0 million (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) plus (ii) an amount not to exceed the sum of (A) $125.0 million, plus (B) any additional amount, if after giving pro forma effect to the incurrence of such additional amount and the application of the proceeds therefrom, the Consolidated First Lien Secured Leverage Ratio would be no greater than 2.25 to 1.00, outstanding at any one time (provided, that solely for the purpose of determining compliance with clause (a)(ii)(B) of this covenant, any Indebtedness that is Incurred and outstanding or proposed to be Incurred, in each case pursuant to this clause (a)(ii)(B), will be deemed to be Secured Indebtedness for purposes of calculating the Consolidated First Lien Secured Leverage Ratio);

(ii)the Notes issued on the Issue Date and the Guarantees;

(iii)Indebtedness, Preferred Stock and Disqualified Stock existing on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b));

(iv)Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any Restricted Subsidiary, Disqualified Stock issued by the Company or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred or issued pursuant to this clause (iv), together with any Refinancing Indebtedness in respect thereof Incurred or issued pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $110.0 million and 4.0% of Total Assets as of the date such Indebtedness is Incurred or issued (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(v)Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental law or permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi)Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii)Indebtedness of the Company to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and their Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the obligations of the Company under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii)shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix)Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor or the Company (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x)(i) Hedging Obligations that are not Incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof and (ii) Banking Services Obligations;

(xi)obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii)Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and

Preferred Stock then outstanding and Incurred or issued pursuant to this clause (xii), together with any Refinancing Indebtedness in respect thereof Incurred or issued pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $70.0 million and 2.5% of Total Assets as of the date such Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount); it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xii) shall cease to be deemed Incurred or issued or outstanding for purposes of this clause (xii) but shall be deemed Incurred or issued for purposes of the first paragraph of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred or issued such Indebtedness under the first paragraph of this covenant without reliance upon this clause (xii);

(xiii)Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof Incurred or issued pursuant to clause (xv) hereof, not greater than 100.0% of the net cash proceeds received by the Company and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or any direct or indirect parent entity of the Company (which proceeds are contributed to the Company or a Restricted Subsidiary) or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Company or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.04(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred or issued pursuant to this clause (xiii) shall cease to be deemed Incurred or issued or outstanding for purposes of this clause (xiii) but shall be deemed Incurred or issued for the purposes of Section 4.03(a) from and after the first date on which the Company or the Restricted Subsidiary, as the case may be, could have Incurred or issued such Indebtedness under Section 4.03(a) without reliance upon this clause (xiii));

(xiv)any guarantee by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee, as applicable, and (B) if such guarantee is of Indebtedness of the Company, such guarantee is Incurred in accordance with, or not in contravention of Section 4.11 solely to the extent Section 4.11 is applicable;

(xv)the Incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock of a Restricted Subsidiary, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) and clauses (i), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xviii), (xix) and (xxiii) of this Section 4.03(b) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred or issued on the date of initial Incurrence or issuance and was deemed Incurred or issued at such time for the purposes of this Section 4.03) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to Section 4.03(a) or clauses (i), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xviii), (xix) and (xxiii) of this Section 4.03(b), or any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred or issued which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date (provided that this subclause (1) will not apply to any refunding or refinancing of any Secured Indebtedness or Indebtedness of any Restricted Subsidiary that is not a Guarantor);

(2)to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or a Guarantee, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(3)shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company or a Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(xvi)Indebtedness, Disqualified Stock or Preferred Stock of (A) the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or (B) Persons that are acquired by the Company or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary in accordance with the terms of this Indenture (so long as such Indebtedness or issuance of Disqualified Stock or Preferred Stock is not Incurred or issued in contemplation of such acquisition, merger, consolidation or amalgamation); provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2)the Consolidated Fixed Charge Coverage Ratio of the Company would be no less than immediately prior to such acquisition or merger, consolidation or amalgamation;

(xvii)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries;

(xviii)Indebtedness incurred by (1) the Company or any Restricted Subsidiary under a U.S. Regulatory Debt Facility (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) or (2) any Restricted Subsidiary that is not a Guarantor under a Foreign Regulatory Debt Facility (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount); provided that in the case of clause (2), such Indebtedness shall be non-recourse to the Company and the Guarantors;

(xix)Indebtedness and issuance of Disqualified Stock and Preferred Stock of Restricted Subsidiaries of the Company that are not Guarantors not to exceed at any one time outstanding (together with any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors Incurred or issued in respect thereof pursuant to clause (xv) above) the greater of $70.0 million and 2.5% of Total Assets of the date on which such Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xx)Indebtedness of the Company or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxi)Indebtedness consisting of Indebtedness of the Company or a Restricted Subsidiary to current or former officers, directors, employees, managers and consultants thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the

Company or any direct or indirect parent of the Company to the extent described in Section 4.04(b)(iv);

(xxii)Indebtedness in respect of Obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;

(xxiii)Indebtedness of the Company that is equity-linked and not guaranteed by any Subsidiary of the Company in an amount not to exceed $150.0 million at any time outstanding;

(xxiv)Indebtedness under the Seller Note and Guarantees thereof (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xxv)(i) Indebtedness representing deferred compensation to employees, consultants or independent contractors of, the Company and its Restricted Subsidiaries incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of the Company or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of the Company or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with any other Investment permitted by this Indenture;

(xxvi)Indebtedness incurred by the Company or any of the Restricted Subsidiaries to the extent that the net proceeds thereof are substantially concurrently deposited with the Trustee to satisfy and discharge the notes or exercise the Company’s legal defeasance or covenant defeasance, in each case in accordance with this Indenture;

(xxvii)to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business or consistent with past practice;

(xxviii)unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice; and

(xxix)all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of clauses (i) through (xxviii) above.

(c)For purposes of determining compliance with this Section 4.03:

(1)in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xxix) of Section 4.03(b) above or is entitled to be

Incurred or issued pursuant to Section 4.03(a), then the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred or issued at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03, provided that Indebtedness outstanding under the ABL Credit Agreement shall be Incurred under clause (i) of Section 4.03(b) and may not be reclassified;

(2)at the time of Incurrence, division, classification or reclassification, the Company will be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the categories of Indebtedness described in Section 4.03(a) or clauses (i) through (xxix) of Section 4.03(b) (or any portion thereof) without giving pro forma effect to the Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued, divided, classified or reclassified pursuant to any other clause or paragraph of Section 4.03 (or any portion thereof) when calculating the amount of Indebtedness, Disqualified Stock or Preferred Stock that may be Incurred or issued, divided, classified or reclassified pursuant to any such clause or paragraph (or any portion thereof) at such time, other than with respect to any Incurrence, division, classification or reclassification in reliance on the Consolidated Fixed Charge Coverage Ratio, Consolidated Total Leverage Ratio, Consolidated First Lien Secured Leverage Ratio or Consolidated Secured Leverage Ratio (or any similar ratio or calculation) (the “Ratio Amount”) under one or more clauses of this Section 4.03, in which case any Ratio Amount shall be determined after giving pro forma effect to the Incurrence or issuance, division, classification or reclassification of such Indebtedness, Disqualified Stock or Preferred Stock under all applicable clauses of this Section 4.03 in reliance on the same Ratio Amount.;

(3)in connection with the Incurrence (including with respect to any Incurrence on a revolving basis pursuant to a revolving loan commitment) of any Indebtedness under the first paragraph of this covenant or clause (xvi) of this Section 4.03(b), the Company or the applicable Restricted Subsidiary may, by notice to the Trustee at any time prior to the actual Incurrence of such Indebtedness designate such Incurrence as having occurred on the date of such prior notice and any related subsequent actual Incurrence will be deemed for all purposes under this Indenture to have been Incurred on the date of such prior notice; and

(4)the principal amount of Indebtedness outstanding under any clause of this covenant shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

Accrual of interest or dividends, the accretion of accreted value, the payment of interest, premium, fees, expenses or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03. If Indebtedness originally Incurred in reliance upon the Consolidated First Lien Secured Leverage Ratio under clause (i) of Section 4.03(b) is being refinanced under clause (i) of Section 4.03(b) and such refinancing would cause the maximum amount of Indebtedness thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness will be deemed to have been incurred under such clause (a) so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of Indebtedness being refinanced plus any Additional Refinancing Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock, was Incurred or issued, in the case of term debt, or first committed or first Incurred or issued (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness, Disqualified Stock or Preferred Stock is Incurred or issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus any Additional Refinancing Amount.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock that the Company and the Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Disqualified Stock or Preferred Stock solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if Incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of the refinancing.

This indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because such Indebtedness is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness solely because such Indebtedness has a junior priority with respect to shared collateral or because it is guaranteed by other obligors.

Section 4.04Limitation on Restricted Payments.

(a)The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i)declare or pay any dividend or make any distribution on account of any of the Company’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 4.03(b)); or

(iv)make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, such Restricted Payment is made on or after the Issue Date and at the time of such Restricted Payment:

(1)no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 4.03(a); and

(3)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (vi)(C) and (xii) and, solely to the extent provided therein, (xviii) of Section 4.04(b), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the amount equal to the Cumulative Credit.

(b)The provisions of Section 4.04(a) shall not prohibit:

(i)the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Indenture;

(ii)(A)the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”);

(B)the declaration and payment of dividends on Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Refunding Capital Stock; and

(C)if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 4.04(b) and not made pursuant to clause (ii)(B), the declaration and payment of dividends on Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii)the redemption, repurchase, defeasance, or other acquisition or retirement of (i) Subordinated Indebtedness of the Company or any Guarantor made by exchange for, or in an amount equal to or less than the amount of proceeds of a sale of, new Indebtedness of the Company or a Guarantor or Disqualified Stock of the Company or any Guarantor made within 120 days of such incurrence or issuance of new Indebtedness and (ii) Disqualified Stock of the Company or any Guarantor made by exchange for, or out of the proceeds of a sale of, Disqualified Stock of the Company or a Guarantor made within 120 days of such sale of Disqualified Stock, which, in each case, is Incurred or issued in accordance with Section 4.03 so long as:

(A)the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid interest on, the Disqualified Stock being so redeemed, repurchased, defeased, acquired, exchanged or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, underwriting discounts, fees, costs and expenses Incurred in connection with the issuance of such new Indebtedness or Disqualified Stock and such prepayment, redemption, repurchase, exchange, acquisition or retirement);

(B)such Indebtedness is subordinated to the Notes or the related Guarantee of such Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(C)such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding; and

(D)such Indebtedness has a Weighted Average Life to Maturity at the time Incurred or issued which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, exchanged, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(iv)a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director, officer or consultant of the Company or any Subsidiary of the Company or any direct or indirect parent of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $15.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)the cash proceeds received by the Company or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to employees, directors, officers or consultants of the Company and the Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 4.04 (a)(iii)), plus

(B)the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries after the Issue Date;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Company, any Restricted Subsidiary or the direct or indirect parents of the Company in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04 or any other provision of this Indenture;

(v)the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or Incurred in accordance with Section 4.03;

(vi)(A)the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(B)a Restricted Payment to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (B) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(C)the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.04(b)(ii); provided, however, in the case of each of clauses (A) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Company would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii)Investments in joint ventures and Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the sum of (a) the greater of $70.0 million and 2.5% of Total Assets as of the date of such Investment and (b) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (vii) is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (vii) for so long as such Person continues to be the Company or a Restricted Subsidiary; provided, further, that such Investments pursuant to this clause (vii) will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit”;

(viii)Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(ix)other Restricted Payments that, when taken together with all other Restricted Payments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of $35.0 million and 1.25% of Total Assets;

(x)the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (except to the extent the assets of such Unrestricted Subsidiary are primarily cash or Cash Equivalents);

(xi)any Restricted Payment, if applicable:

(A)in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred or issued in accordance with Section 4.03; and

(B)in amounts required for any direct or indirect parent of the Company to pay fees and expenses related to any equity or debt offering of such parent (whether or not successful);

(xii)payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Equity Interests or any other equity or equity-based award by any present or former employee, director, officer or consultant of the Company or any of its direct or indirect parents, or any of any Restricted Subsidiaries and repurchases or withholdings of Equity Interests in connection with the exercise of any stock or other equity options or warrants or other incentive interests or the vesting of equity or equity-based awards if such Equity Interests represent all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional Equity Interests, or withholding obligation with respect to, such options or warrants or other incentive interests or other Equity Interests or equity or equity-based awards;

(xiii)purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing and the payment or distribution of Securitization Fees;

(xiv)Restricted Payments by the Company or any Restricted Subsidiary to allow (i) the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person or (ii) the repurchase, redemption or other acquisition of Equity Interests of the Company or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Company or any Restricted Subsidiary permitted under this Indenture;

(xv)the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness (i) pursuant to provisions similar to those described in Section 4.06 and Section 4.08 or (ii) from Excess Proceeds to the extent permitted under Section 4.06; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xvi)payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Company shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(xvii)other Restricted Payments; provided that the Consolidated Total Leverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, is not greater than 0.75 to 1.00; provided, further, that any Restricted Payments made in reliance on this clause (xvii) shall reduce the Cumulative Credit in an amount equal to the amount of such Restricted Payment, but such reduction shall not reduce the Cumulative Credit below zero;

(xviii)the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by any direct or indirect parent of the Company of dividends on such entity’s common stock) in an aggregate amount per annum not to exceed 6.0% of the Company’s Market Capitalization;

(xix)(A) payments of principal, unpaid accrued interest and premiums (including tender premiums) in respect of the Seller Note and (B) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement of the Seller Note;

(xx)the payment of dividends or distributions (including pursuant to a tax sharing agreement or similar arrangement) by Restricted Subsidiaries to the extent necessary to permit the Company or any Guarantor to pay any federal, state, local or foreign taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto) of a consolidated, combined, unitary or similar tax group of which the Company is the common parent to the extent such dividends or distributions do not exceed the amount the Company and its Subsidiaries would have paid as a stand-alone group; provided that payments with respect to any such taxes attributable to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Company or its Restricted Subsidiaries for the purposes of paying such taxes; and

(xxi)any payment of Indebtedness incurred in accordance with Section 4.03 if such Indebtedness is issued into escrow pending completion of any Permitted Investment or acquisition consummated in accordance with this Section 4.04, in connection with the termination of escrow and redemption of such Indebtedness pursuant to the terms thereof.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (vii), (ix), (x), (xi)(A), (xvii) and (xviii) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the Company) of such property.

(c)As of the Issue Date, all of the Subsidiaries of the Company will be Restricted Subsidiaries. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, whether pursuant to this Section 4.04 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture and will not guarantee the notes.

(d)For purposes of determining compliance with this Section 4.04, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (i) through (xxi) above and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to the first paragraph of this covenant the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (i) through (xxi) and/or such first paragraph and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this covenant.

(e)The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(f)Notwithstanding anything else set forth in this Section 4.04 or in the definition of Permitted Investments, no Restricted Payment or Investment (other than an Investment in the Company or a Guarantor) of Specified Cash Flow Priority Collateral owned by the Company or a Guarantor will be permitted under this Indenture.

Section 4.05Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)pay dividends or make any other distributions to the Company or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or

(b)make loans or advances to the Company or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)(i) contractual encumbrances or restrictions in effect on the Issue Date and (ii) contractual encumbrances or restrictions pursuant to the ABL Credit Agreement and the other ABL Credit Facility Documents and, in each case, similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(2)this Indenture, the Notes, the Guarantees, the Security Documents, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement (if any);

(3)applicable law or any applicable rule, regulation or order;

(4)any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6)Secured Indebtedness otherwise permitted to be Incurred or issued pursuant to Section 4.03 and Section 4.12 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(7)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10)customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of intellectual property) or other contracts;

(12)any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary;

(13)other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Company or any Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s or any Guarantor’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Company), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 4.03;

(14)any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment; or

(15)any encumbrances or restrictions of the type referred to in Section 4.05(a) or (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred or issued by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.06Asset Sales.

(a)The Company shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (measured at the time of contractually agreeing to such Asset Sale, as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor (measured at the time of contractually agreeing to such Asset Sale, as determined in good faith by the Company), together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i)any liabilities (as shown on the Company’s or a Restricted Subsidiary’s most recent balance sheet or in the notes or in the footnotes thereto, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined by the Company) of the

Company or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(ii)any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(iii)Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,

(iv)consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary, and

(v)except in the case of an Asset Sale of Specified Cash Flow Priority Collateral, any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.06(a)(v), on a cumulative basis, not to exceed the greater of $30.0 million and 1.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall, for purposes of the paragraphs under this Section 4.06 (and no other provisions of this Indenture), be deemed to be Cash Equivalents for the purposes of this Section 4.06; provided that the provisions of this Section 4.06(a)(y) shall not apply to any grant of any license or sublicense of patents, trademarks, know-how or any other intellectual property in the ordinary course of business or consistent with past practice.

(b)Within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale (the “Asset Sale Proceeds Application Period”), the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(i)to repay (i) to the extent such Net Proceeds constitute proceeds from the sale of ABL Priority Collateral, obligations under the ABL Credit Agreement, (ii) to the extent such Net Proceeds constitute proceeds from the sale of Cash Flow Priority Collateral, Obligations under the notes or under Additional Cash Flow Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto); provided that if the Company or any Guarantor shall be required to so reduce Obligations under the notes under this clause (ii), the Company will redeem or purchase the notes (x) as provided under “Optional Redemption,” (y) through open-market purchases or (z) in arm’s-length privately negotiated transactions (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the notes were issued with significant original issue discount, 100% of the accreted value thereof) (it being understood that any such repurchased notes shall be immediately and permanently retired); (iii) to the extent such Net Proceeds are from other assets, (x) Additional Cash Flow Obligations, (y) Obligations under the notes on a pro rata basis or (z) Obligations under Secured Indebtedness (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto); provided that if the Company or any Guarantor shall elect to reduce any Obligations other than Cash Flow Obligations under this clause (iii)(x), the Company will (A) equally and ratably reduce Cash Flow Obligations with respect to the notes as provided in Paragraph 5 of the form of Note through open-market purchases; in arm’s-length privately negotiated transactions (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the notes were issued with significant original issue discount, 100% of the accreted value thereof) (it being understood that any such repurchased notes shall be immediately and permanently retired) or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their notes on a ratable basis with such other Senior Indebtedness for no less than 100% of the principal amount thereof, plus accrued and unpaid interest, in each case other than Indebtedness owed to the Company or an Affiliate of the Company; or (iv) to the extent such Net Proceeds are not from an Asset Sale of Collateral, Indebtedness of a Restricted Subsidiary that is not a Guarantor;

(ii)to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale or to reimburse the cost of any of the foregoing Incurred on or after the date on which the Asset Sale giving rise to such Net Proceeds was contractually committed; provided that assets purchased with the Net Proceeds from an Asset Sale of Specified Cash Flow Priority Collateral must constitute Specified Cash Flow Priority Collateral and the Fair Market Value of such purchased assets shall be greater than or equal to Net Proceeds from such Asset Sale of Specified Cash Flow Priority Collateral; or

(iii)any combination of the foregoing.

In the case of Section 4.06(b)(ii), a binding commitment or letter of intent shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the 18-month anniversary of the date of the receipt of such Net Proceeds; provided that in the event such binding commitment or letter of intent is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds unless the Company or such Restricted Subsidiary enters into another binding commitment or letter of intent (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further, that the Company or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or are not applied within 180 days of such Second Commitment, then such Net Proceeds shall constitute Excess Proceeds.

Subject to the preceding paragraph, pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility (including under the ABL Credit Agreement), if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase the Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company shall make an offer to all holders of the Notes (and, at the option of the Company, to holders of any other Additional Cash Flow Obligations)(an “Asset Sale Offer”) to purchase the maximum principal amount of the Notes (and such other Additional Cash Flow Obligations), that is at least $2,000 and an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds, on a pro rata basis with respect to the Notes, at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the Notes or other Additional Cash Flow Obligations were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest(or, in respect of such other Additional Cash Flow Obligations, such lesser price, if any, as may be provided for by the terms of such other Additional Cash Flow Obligations), to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture (and, if applicable, the other documents governing the applicable Additional Cash Flow Obligations). The Company will commence an Asset Sale Offer with respect to Excess Proceeds within twenty (20) Business Days after the date that Excess Proceeds exceeds $50.0 million by mailing, or delivering electronically if held by DTC, the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such other Additional Cash Flow Obligations) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of the Notes (and such other Additional Cash Flow Obligations) surrendered by holders thereof exceeds the amount of Excess Proceeds, the amount of Notes in respect of which an Asset Sale Offer as made shall be designated by the Company to the Trustee, and the Trustee, upon receipt of notice from the Company of the aggregate principal amount to be selected, shall select the Notes to be purchased in the manner described in Section 4.06(e). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Company may satisfy the foregoing obligation with respect to such Net Proceeds from an Asset Sale by making an Asset Sale Offer prior to the expiration of the Asset Sale Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (provided that such Advance Offer is made at an offer price at or above 100% of the principal amount thereof or, in the event that the notes were issued with significant original issue discount, at or above 100% of the accreted value thereof).

(c)The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d)Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). On such date, the Company shall also irrevocably deposit with the Trustee or the Paying Agent (or, if the Company or a Subsidiary is acting as the Paying Agent, segregate and hold in trust) an amount equal to the Excess Proceeds which may be invested in Cash Equivalents, as directed in writing by the Company and available to the Trustee and to be held for payment in accordance with the provisions of this Section 4.06. The Trustee shall have the right to open an account for purposes of receiving such Excess Proceeds. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by the Company to the Trustee are greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this Section 4.06.

(e)Holders electing to have a Note purchased shall be required to surrender such Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee, the Paying Agent and the Company receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered by the holder for purchase and a statement that such holder is withdrawing his election to have such Note purchased and otherwise in accordance with the applicable procedures of DTC. If at the end of the Offer Period more Notes (and such other Additional Cash Flow Obligations) are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of the amount of Notes in respect of which an Asset Sale Offer shall be designated in writing by the Company to the Trustee, and the selection of Notes for purchase shall be made, in the case of the physical notes, by the Trustee on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate, and in the case of the global notes, in such manner as complies with the requirements of DTC; provided that no Notes will be selected and purchased in an unauthorized denomination.

(f)To the extent that the aggregate principal amount (or accreted value, as applicable) of notes and, if applicable, Additional Cash Flow Obligations, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of notes or the Additional Cash Flow Obligations tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Trustee shall select the notes (in the case of physical notes) or the notes shall be selected in accordance with applicable DTC procedures (as to global notes) and the Company or the representative of such Additional Cash Flow Obligations shall select such Additional Cash Flow Obligations to be purchased or repaid on a pro rata basis based on the accreted value or aggregate principal amount of the notes or such Additional Cash Flow Obligations, tendered with adjustments as necessary so that no notes or Additional Cash Flow Obligations, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the amount of Net Proceeds the Company is offering to apply in such Advance Offer shall be excluded in subsequent calculations of Excess Proceeds. Additionally, upon consummation or expiration of any Advance Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Company may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

(g)Notices of an Asset Sale Offer shall be mailed by the Company by first class mail, postage prepaid, or delivered electronically if held at DTC, at least 10 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address (with a copy to the Trustee). If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(h)For the purposes of this covenant, any sale by the Company or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary that owns assets constituting Collateral shall be deemed to be a sale of such Collateral.

(i)The provisions under this Indenture relative to the Company’s obligation to make an offer to repurchase the notes as a result of an Asset Sale may be waived or modified at any time with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding.

Section 4.07Transactions with Affiliates.

(a)The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $15.0 million, unless:

(i)such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)The provisions of Section 4.07(a) shall not apply to the following:

(i)transactions between or among the Company and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Company and any direct parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii)Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii)the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, any Restricted Subsidiary, or any direct or indirect parent of the Company;

(iv)transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);

(v)payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(vi)any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Company;

(vii)the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in the Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter, provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(viii)(A) transactions with customers, clients, wholesale partners, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and the Restricted Subsidiaries in the reasonable determination of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures, franchisees or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(ix)any transaction effected as part of a Qualified Securitization Financing;

(x)the issuance of Equity Interests (other than Disqualified Stock) of the Company and any issuances of other securities of the Company (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Company) of the Company or any of its Restricted Subsidiaries, in each case to any Person;

(xi)the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employee benefit arrangements, employment and severance arrangements, management equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or the Board of Directors of any direct or indirect parent of the Company, or the Board of Directors of a Restricted Subsidiary, as applicable, in good faith;

(xii)the making of payments under, and the entering into of, any tax sharing agreement or arrangement among Persons including only the Company and its Restricted Subsidiaries;

(xiii)any contribution to the capital of the Company;

(xiv)transactions permitted by, and complying with, Section 5.01;

(xv)transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent of the Company, as the case may be, on any matter involving such other Person;

(xvi)pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii)the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xviii)any employment agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(xix)transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;

(xx)licenses of intellectual property to or among the Company, its Restricted Subsidiaries, their respective bona fide joint ventures, and their respective manufacturing, sales and marketing counterparties;

(xxi)intellectual property licenses entered into that (x) are not materially burdensome or disruptive to the business and (y) do not materially impair the value of the Collateral, taken as a whole;

(xxii)any lease entered into between the Company or any Restricted Subsidiary, as lessee and any Affiliate of the Company, as lessor, which is approved by the Board of Directors of the Company or the senior management of the Company in good faith; and

(xxiii)payments to and from, and transactions with, any joint ventures entered into in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto).

(c)For the avoidance of doubt, arm’s length licensing arrangements of intellectual property with third parties are permitted by this Section 4.07.

Section 4.08Change of Control.

(a)Upon the occurrence of a Change of Control, each holder shall have the right to require the Company to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date), except to the extent the Company has previously or concurrently elected to redeem such Notes in accordance with Article III of this Indenture or the Company has exercised its legal defeasance option or covenant defeasance option or discharged its obligations under the this Indenture in accordance with Article VIII of this Indenture.

(b)Within 30 days following any Change of Control, except to the extent that the Company has exercised its right to redeem all of the Notes in accordance with Article III of this Indenture, the Company shall mail, or deliver electronically if held by DTC, a notice (a “Change of Control Offer”) to each holder of Notes with a copy to the Trustee stating:

(i)that a Change of Control has occurred and that such holder has the right to require the Company to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date falling on or prior to the redemption date);

(ii)the circumstances and relevant facts and financial information regarding such Change of Control;

(iii)the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is sent or delivered); and

(iv)the instructions determined by the Company, consistent with this Section 4.08, that a holder must follow in order to have its Notes purchased.

(c)Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. The holders shall be entitled to withdraw their election if the Trustee, the Paying Agent and the Company receives not later than one Business Day prior to the purchase date a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d)On the purchase date, all Notes purchased by the Company under this Section 4.08 shall be delivered to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, to the holders entitled thereto.

(e)A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(f)Notwithstanding the foregoing provisions of this Section 4.08, the Company shall not be required to make a Change of Control Offer upon (or in advance of, as described in clause (e) above) a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(g)Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding clause (f) will have the status of Notes issued and outstanding.

(h)[Reserved].

(i)[Reserved].

(j)The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue thereof.

(k)If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. Any such redemption shall be effected pursuant to Article III.

Section 4.09Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company, beginning with the fiscal year ending on February 1, 2021, an Officer’s Certificate stating that in the course of the performance by the signer (which shall be the principal executive officer, the principal financial officer or principal accounting office of the Company) of such signer’s duties as an Officer of the Company such signer would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If such Officer does, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. Except with respect to receipt of payments of principal, interest, if any, on the Notes and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.09, the Trustee shall have no duty to review, ascertain or confirm the Company’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.

Section 4.10Further Instruments and Acts. Upon request of the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.11Future Guarantors. The Company shall cause each of its Wholly Owned Restricted Subsidiaries that is not an Excluded Subsidiary and that, guarantees or becomes a borrower under any Credit Facility or that, guarantees any Capital Markets Indebtedness of the Company or any of the Guarantors to execute and deliver to the Trustee, within 30 days of such event, a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Subsidiary will guarantee the Guaranteed Obligations and such Security Documents, or amendments or supplements thereto and such other documentation as shall be necessary to provide for valid and perfected liens on such Subsidiary’s assets constituting Collateral to secure such guarantee on the terms described in the Security Documents.

Each Guarantee shall be released in accordance with the provisions of Section 12.02.

Section 4.12Liens.

(a)The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Company or such Restricted Subsidiary securing Indebtedness of the Company or a Restricted Subsidiary.

(b)For purposes of determining compliance with this Section 4.12, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens”, the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred or issued pursuant to any other clause.

(c)With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence or issuance of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

Section 4.13Further Assurances. Subject to the limitations set forth in the Security Documents, the Company and each of the Guarantors shall execute, deliver and file, if applicable any and all further documents, financing statements, agreements and instruments, and take all further action that may be reasonably required under applicable law (including the filing of continuation financing statements and amendments to financing statements), or that the Notes Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral.

Section 4.14Maintenance of Office or Agency.

(a)The Company shall maintain one or more offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee as set forth in Section 13.02, and the Company hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

(b)The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)The Company hereby designates the Corporate Trust Office of the Trustee or its agent as such office or agency of the Company in accordance with Section 2.04.

Section 4.15Existence. Except as otherwise provided in this Article IV, Article V and Section 12.02(b), the Company shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 5.01, and the Company shall not be required to preserve, renew and keep in full force and effect any such right, license, permit, privilege, franchise or legal existence if the Company shall determine in good faith the preservation, renewal or keeping in full force and effect thereof is no longer desirable in the conduct of the business of the Company.

Section 4.16Covenant Suspension. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), and subject to the provisions of the following paragraph, the Company and the Restricted Subsidiaries shall not be subject to Sections 4.03, 4.04, 4.05, 4.06,

4.07, 4.11, 5.01(a)(iv) and 5.01(b) (collectively the “Suspended Covenants”) with respect to the Notes.

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing with respect to the Notes, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events in respect of the Notes. During the Suspension Period, the Company will not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

The Company shall provide the Trustee with notice of each Covenant Suspension Event or Reversion Date within 5 Business Days of the occurrence thereof. The Trustee shall have no duty to monitor the ratings of the Notes, independently determine whether a Covenant Suspension Event or Reversion Date has occurred, or notify holders of any of the foregoing.

On each Reversion Date with respect to the Notes, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to Sections 4.03(a) and (b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to Sections 4.03(a) and (b), such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03 (b)(iii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though Section 4.04 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.04(a). No Default or Event of Default will be deemed to have occurred on the Reversion Date with respect to the Notes as a result of any actions taken by the Company or the Restricted Subsidiaries during the Suspension Period or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date that were permitted under this Indenture at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. Within 30 days of such Reversion Date, the Company must comply with the terms of Section 4.11.

During the Suspension Period, the Company and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for in Section 4.12 (including, without limitation, Permitted Liens). To the extent such covenant and any Permitted Liens refer to one or more Suspended Covenants, such covenant or definition shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 and the “Permitted Liens” definition and for no other covenant).

For purposes of Section 4.05, on the Reversion Date, any consensual encumbrances or consensual restrictions of the type specified in clause (a) or (b) thereof entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted under clause (l)(i) thereof.

For purposes of Section 4.07, any Affiliate Transaction entered into after the Reversion Date with respect to the Notes pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company entered into during the Suspension Period with respect to the Notes will be deemed to have been in effect as of the Issue Date for purposes of clause (b)(vi) thereof.

For purposes of Section 4.06, on the Reversion Date with respect to the Notes, the unutilized Excess Proceeds amount will be reset to zero.

Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the notes or the Guarantees with respect to the Suspended Covenants, and none of the Company or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time based solely on any action taken or event that occurred during the Suspension Period), and (2) following a Reversion Date, the Company and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

Section 4.17Financial Calculations for Limited Condition Transactions . Notwithstanding anything in this Indenture to the contrary, when (i) calculating the availability under any basket, ratio or other financial test under this Indenture, (ii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or (iii) determining compliance with any other condition precedent to any action or transaction, in each case of clauses (i) through (iii) in connection with a Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the Incurrence of Liens and Restricted Payments), the date of determination of such basket, ratio or other financial test, whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent, shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transactions, a “Transaction Election”), be deemed to be the date that the definitive agreement for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable notice or similar event) (any such date, the “Transaction Test Date”) and such baskets, ratios or other financial tests, absence of defaults, satisfaction of conditions precedent and other provisions shall be calculated on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the Incurrence of Liens and Restricted Payments) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Transaction (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions precedent or other provisions are exceeded, breached or otherwise failed as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA, Consolidated Total Indebtedness, Consolidated Net Income or Total Assets of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Transaction, such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached or otherwise failed as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction and related transactions (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the Incurrence of Liens and Restricted Payments) are permitted under this Indenture and (y) such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions and other provisions shall not be tested at the time of consummation of the Limited Condition Transaction or related transactions solely for the purpose of determining whether such Limited Condition Transaction is permitted under this Indenture; provided, further, that if the Company has made a Transaction Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of any ratio or basket availability with respect to any other Limited Condition Transaction or otherwise on or following the relevant Transaction Test Date and prior to the consummation of such Limited Condition Transaction, unless and until such Limited Condition Transaction has been abandoned (or revoked via an officer’s certificate) or such definitive agreement has expired or been terminated prior to consummation thereof, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the Incurrence of Liens and Restricted Payments) have been consummated.

Notwithstanding anything to the contrary, the Trustee shall have no responsibility, nor shall it have any liability to the Company, any holder or any third party, for calculating any basket, ratio or other financial test under this Indenture, determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or determining the Company’s compliance with any other condition precedent to any action or transaction, in connection with a Limited Condition Transaction, any actions or transactions related thereto, or otherwise.

Section 4.18Post-Closing Obligations

Certain security interests in favor of the Notes Collateral Agent in the Collateral may not be perfected on the Issue Date; provided, however, that such Collateral shall be perfected by the Company within 90 days following the Issue Date or promptly after the expiration of all applicable “shelter in place” or similar restrictions if such security interests have not been created or perfected and such related documents provided, within 90 days following the Issue Date.

ARTICLE V.

SUCCESSOR COMPANY

Section 5.01When Company and Guarantors May Merge or Transfer Assets.

(a)The Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up, consummate a Division as the Dividing Person or convert into another Person (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i)the Company is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up, Division or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (the Company or such Person, as the case may be, being herein called the “Successor Company”); provided that in the event that the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(ii)the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under this Indenture, the Security Documents and the ABL Intercreditor Agreement and Pari Passu Intercreditor Agreement (if any) pursuant to supplemental indentures or other applicable documents or instruments in form reasonably satisfactory to the Trustee and the Notes Collateral Agent, if applicable;

(iii)immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(iv)immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(1)the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2)the Consolidated Fixed Charge Coverage Ratio of the Company would be no less than such ratio immediately prior to such transaction;

(v)if the Company is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(vi)the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, Division or transfer and such supplemental indentures (if any) comply with this Indenture (and any supplement to any Security Document if required in connection with such transaction);

(vii)the Successor Company promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the lien on the Security Documents on the Collateral owned by or transferred to the Successor Company;

(viii)the Collateral owned by or transferred to the Successor Company, as applicable, shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the holders of the Notes, and (c) not be subject to any lien other than Permitted Liens; and

(ix)the property and assets of the Person which is merged or consolidated with or into the Successor Company, as applicable, to the extent that they are property or assets or of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the lien on the Security Documents in the manner and to the extent required in this Indenture.

The Successor Company (if other than the Company) will succeed to, and be substituted for, the Company, under this Indenture and the Notes, and in such event the Company will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv), (a) the Company or any Guarantor may merge, consolidate or amalgamate with, consummate a Division or transfer all or part of its properties and assets to a Guarantor or, if the Company is the Successor Company, the Company and (b) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States or the District of Columbia (collectively, “Permitted Jurisdiction”) or may consummate a Division or convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby. This Section 5.01(a) will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and the Restricted Subsidiaries.

(b)Subject to the provisions of Section 12.02(b), no Guarantor will, and the Company will not permit any such Guarantor to, consolidate, amalgamate or merge with or into or wind up, consummate a Division as the Dividing Person or convert into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)either (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger or Division (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture, the Notes, the Guarantee or the Security Documents, as applicable, pursuant to a supplemental indenture or other applicable documents or instruments in form reasonably satisfactory to the Trustee and Notes Collateral Agent, as applicable, or (B) such sale or disposition or consolidation, amalgamation or merger is not prohibited by Section 4.06;

(ii)the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

(iii)the Successor Guarantor promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the lien on the Security Documents on the Collateral owned by or transferred to the Successor Guarantor;

(iv)the Collateral owned by or transferred to the Successor Guarantor shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the trustee and the holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens; and

(v)the property and assets of the Person which is merged or consolidated with or into the Successor Guarantor to the extent that they are property or assets or of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien on the Security Documents in the manner and to the extent required in this Indenture.

Except as otherwise provided in this Indenture, the Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Indenture and the Notes or the Guarantee, as applicable, and such Guarantor will automatically be released and discharged from its obligations under this Indenture and the Notes or its Guarantee.

Notwithstanding the foregoing, any Guarantor may (i) merge, consolidate or amalgamate with or into, wind up into, consummate a Division as the Dividing Person or transfer all or part of its properties and assets to another Guarantor or the Company, (ii) merge, consolidate or amalgamate with or into an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (iii) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor or a jurisdiction in the United States, or (iv) liquidate or dissolve or change its legal form if the Board of Directors the Company or the senior management of the Company determines in good faith that such action is in the best interests of the Company and is not materially disadvantageous to the holders, in each case, without regard to the requirements set forth in the preceding paragraph.

ARTICLE VI.

DEFAULTS AND REMEDIES

Section 6.01Events of Default. An “Event of Default” occurs if:

(a)there is a default in any payment of interest on any Note when due, and such default continues for a period of 30 days;

(b)there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase or special mandatory redemption, upon declaration or otherwise;

(c)there is a failure by the Company for 120 days after receipt of written notice given by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements in Section 4.02 as it relates to the Notes;

(d)there is a failure by the Company or any Restricted Subsidiary for 60 days after written notice given by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (a), (b) or (c) above) contained in the Notes or this Indenture as it relates to the Notes;

(e)there is a failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent;

(f)the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i)commences a voluntary case;

(ii)consents to the entry of an order for relief against it in an involuntary case;

(iii)consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(g)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)is for relief against the Company or any Significant Subsidiary in an involuntary case;

(ii)appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(iii)orders the winding up or liquidation of the Company or any Significant Subsidiary;

(iv)or any similar relief is granted under any foreign laws and, in each case, the order or decree remains unstayed and in effect for 60 days;

(h)there is a failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days;

(i)the Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms thereof), or the Company or any Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under this Indenture with respect to the Notes or any Guarantee with respect to the Notes and such Default continues for 30 days; or

(j)except as permitted by the terms of this Indenture or the Security Documents, (a) any lien or security interest on any portion of the Collateral having a value in excess of $35.0 million ceases to be a valid and perfected lien or security interest or any default by the Company or any such Guarantor in the performance of any of their obligations under any of the Security Documents shall occur which adversely affects the enforceability, validity, perfection or priority of the Lien on any portion of Collateral having a value in excess of $35.0 million securing the Obligations under this Indenture, the Notes and the Guarantees, or (b) any repudiation or disaffirmation in writing by the Company or any Guarantor of its obligations under the Security Documents or assertion by the Company or any Guarantor that any security interest with respect to the Collateral granted pursuant to the Security Documents is invalid and unenforceable.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (c) or (d) above shall not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of outstanding Notes notify the Company, with a copy to the Trustee, of the default and the Company fails to cure such default within the time specified in clause (c) or (d) hereof after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

Section 6.02Acceleration and Other Consequences. If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) hereof with respect to the Company) occurs and is continuing with respect to the Notes, the Trustee by notice to the Company or the holders of at least 25% in principal amount of outstanding Notes by notice to the Company, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable with respect to the Notes. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) with respect to the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under this Indenture (except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any note held by a non-consenting holder) and rescind any acceleration and its consequences with respect to the notes; provided such rescission would not conflict with any judgment of a court of competent jurisdiction; provided, further, the Trustee and the Notes Collateral Agent have been paid any amounts incurred by them in connection with such Event of Default. In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Section 6.03Other Remedies. If an Event of Default occurs and is continuing with respect to the Notes, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal, interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture as it relates to the Notes.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

Section 6.04Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the Holders, (a) waive all past or existing Defaults or Events of Default and its consequences except (i) a Default in the payment of the principal of or interest on a Note, (ii) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (iii) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Company has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (d) of Section 6.1, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. When a Default is waived, it is deemed cured and the Company, the Trustee and the holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05Control by Majority. The holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder (it being understood that the Trustee shall have no obligation to ascertain whether or not such direction is unduly prejudicial to any other holder) or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Security Documents, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall be entitled to indemnification or security satisfactory to each of them in their sole discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06Limitation on Suits.

(a)Except to enforce the right to receive payment of principal of, premium (if any), interest, if any, when due, no holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)such holder has previously given the Trustee written notice that an Event of Default is continuing,

(ii)holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(iii)such holders have offered, and if requested, provided the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(iv)the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(v)the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b)A holder may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder (it being understood that the Trustee shall have no obligation to ascertain whether or not such actions or forbearances are unduly prejudicial to any other holder).

Section 6.07Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any holder to receive payment of principal of, interest, if any, on the Notes held by such holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Section 6.08Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

Section 6.09Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Company, the Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder, or to authorize the Trustee to vote in respect of the claim of any holder in any such proceeding.

Section 6.10Priorities. Subject to the provisions of the Security Documents, any money or property collected by the Trustee pursuant to this Article VI and any other money or property distributable in respect of the Company’s or any Guarantor’s obligations under this Indenture or the Security Documents after an Event of Default shall be applied in the following order:

FIRST: to the Trustee and Notes Collateral Agent for amounts due hereunder (including the reasonable compensation and expenses, disbursements and advances of the Trustee’s or the Collateral Agent’s agents, counsel, accountants and experts in accordance with Section 7.07);

SECOND: to the holders for amounts due and unpaid on the Notes for principal, premium, if any, interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Company or, to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

The Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall deliver to each holder and the Company a notice that states the record date, the payment date and the amount to be paid.

Section 6.11Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.

Section 6.12Waiver of Stay or Extension Laws. Neither the Company nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company and the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII.

TRUSTEE

Section 7.01Duties of Trustee.

(a)The Trustee, prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default which may have occurred for which a Trust Officer has knowledge (within the meaning of Section 7.02(k)), undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing for which a Trust Officer has knowledge (within meaning of Section 7.02(k)), the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)Except during the continuance of an Event of Default:

(i)the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii)in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the form of certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)The Trustee may not be relieved from liability for its own gross negligent action, its own gross negligent failure to act or its own willful misconduct, except that:

(i)this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(iii)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv)no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d)Neither the Trustee, the Registrar nor the Transfer Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under this Indenture or under applicable law with respect to any transfer or exchange of any note (including any transfers between or among participants or other beneficial owners of interests in any global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by the terms of this Indenture and to examine the same to determine substantial compliance as to form with the express requirements thereof.

(e)Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(f)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(g)Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(h)Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

Section 7.02Rights of Trustee.

(a)The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b)Before the Trustee acts, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c)The Trustee may act through agents or attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e)The Trustee may consult with counsel, investment bankers, accountants or other professionals of its own selection and the advice or opinion of counsel, investment bankers, accountants or other professionals with respect to matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel, investment bankers, accountants or other professionals.

(f)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, at the expense of the Company and shall Incur no liability of any kind by reason of such inquiry or investigation.

(g)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered, and if requested, provided, to the Trustee security or indemnity satisfactory to the Trustee against the costs, losses, expenses and liabilities which might be Incurred by it in compliance with such request or direction.

(h)The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Notes Collateral Agent), and each agent, custodian and other Person employed to act hereunder, mutatis mutandis; provided however, that in and during an Event of Default, only the Trustee, and not any Agent, shall be subject to the prudent person standard.

(i)The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j)Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k)The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has written notice of any event which is in fact such a

Default is received by a Trust Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(l)The Trustee may request that the Company delivers an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m)The Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(n)The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o)The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; pandemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(p)The permissive rights of the Trustee to take or refrain from taking any actions hereunder shall not be constituted as duties.

(q)If at any time the Trustee is served with any arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process in respect of this Indenture, the Notes, the Collateral or any parts thereof, funds held by it, or the Guarantees (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions), it shall be authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Trustee complies with any such arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, award, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(r)The Trustee shall be fully justified in failing or refusing to take any action under this Indenture or any other Security Document if such action (A) would, in the reasonable opinion of the Indenture Trustee (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Indenture or any other Security Documents, (B) is not provided for in this Indenture or any other Security Document or (C) would potentially expose the Trustee to personal liability.

(s)The Trustee may accept and reasonably rely on all accounting, records and work of any Person without audit, and the Trustee shall have no liability for the acts or omissions of any Person. If any error, inaccuracy or omission (collectively “Errors”) exist in any information received, and such Errors should cause or materially contribute to the Trustee making or continuing any Error (collectively, “Continued Errors”), Trustee shall have no liability for such Continued Errors.

The Trustee shall not be liable for failing to comply with its obligations under this Indenture or any related document in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other Person which are not received or not received by the time required.

Section 7.03Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

Section 7.04Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guarantees, the Notes or the other Cash Flow Documents, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g), (h), or (i), or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 13.02 hereof from the Company, any Guarantor or any holder. In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity and all persons, including without limitation the holders of Notes and the Company having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

Section 7.05Notice of Defaults. If a Default in respect of the Notes occurs and is continuing and is actually known to a Trust Officer or the Trustee (meaning such Trust Officer has received written notice thereof), the Trustee shall mail, or deliver electronically if held by DTC, to each holder of the Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest, if any, on any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the noteholders. The Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Notwithstanding the foregoing, a notice of Default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of Default, and any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction. In addition, any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders (each a “Directing Holder”) must be accompanied by a written representation from each such holder to the Company and the Trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default (a “Default Direction”) shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee evidence that the Company has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of Notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred and the Trustee shall be deemed to have not received the Noteholder Direction or any notice of such Event of Default.

Notwithstanding this Section 7.05, the Trustee and Notes Collateral (i) shall not have any duty to monitor or confirm the accuracy of a Position Representation of compliance with the Verification Covenant and (ii) will be fully protected for any actions taken (or not taken) at the direction of the requisite percent of noteholders under this Indenture even if noteholder’s holdings are later disregarded because of a breach of, or failure to comply with, the Position Representation or Verification Covenant.

Section 7.06[Reserved].

Section 7.07Compensation and Indemnity. The Company shall pay to each of the Trustee and the Notes Collateral Agent from time to time such compensation for the Trustee’s acceptance of this Indenture and its services hereunder as mutually agreed to in writing between the Company, the Trustee and the Notes Collateral Agent. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and the Notes Collateral Agent, as the case may be, upon request for all reasonable out-of-pocket expenses Incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s or the Notes Collateral Agent’s, as applicable, agents, counsel, accountants and experts. The Company and the Guarantors, jointly and severally, shall indemnify the Trustee and the Notes Collateral Agent, as the case may be, or any predecessor Trustee or Notes Collateral Agent, as applicable and their directors, officers, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses and including taxes (other than taxes based upon, measured by or determined by the income of the Trustee or the Notes Collateral Agent)) Incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture (including Section 7.07) or Guarantee against the Company or any Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Company, any Guarantor, any holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee or the Notes Collateral Agent. The Trustee shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company or any Guarantor of its indemnity obligations hereunder. The Company may defend the claim and the indemnified party shall provide reasonable cooperation at the Company’s expense in the defense. Such indemnified parties may have separate counsel and the Company and such Guarantor, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment: (i) counsel appointed by the Company is reasonably acceptable to the indemnified party; (ii) there is no actual or potential conflict of interest between, on one hand, one or more indemnified parties, and on the other hand, the Company and the Guarantors, as applicable, and any other such parties in connection with such defense, in which event of conflict the Company and such Guarantor shall be liable for the reasonable legal expenses of each counsel whose appointment is necessary to resolve such conflict; and (iii) The Company and such Guarantor shall not enter into any settlement with respect to any claim or action without such indemnified party’s prior written consent (which consent shall not be unreasonably withheld or delayed). The Company need not reimburse any expense or indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct or gross negligence, as determined by a final, nonappealable order of a court of competent jurisdiction.

To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee and the Notes Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Notes Collateral Agent other than money or property held in trust to pay principal of, interest, if any, on particular Notes.

The Company’s and the Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee or the Notes Collateral Agent. Without prejudice to any other rights available to the Trustee and the Notes Collateral Agent under applicable law, when the Trustee Incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Section 7.08Replacement of Trustee.

(a)The Trustee may resign at any time by so notifying the Company with thirty (30) days written notice. The holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee with thirty (30) days written notice and may appoint a successor Trustee. The Company shall remove the Trustee if:

(i)the Trustee fails to comply with Section 7.10;

(ii)the Trustee is adjudged bankrupt or insolvent;

(iii)a receiver or other public officer takes charge of the Trustee or its property; or

(iv)the Trustee otherwise becomes incapable of acting.

(b)If the Trustee resigns, is removed by the Company or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

(c)A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d)If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the holders of 10% in principal amount of the Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

(e)If the Trustee fails to comply with Section 7.10, any holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any series of securities issued under this Indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

Section 7.11Preferential Collection of Claims Against the Company. The Trustee shall comply with Section 311 (a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

Notwithstanding anything to the contrary set forth in this Section 7, this Indenture will not be qualified under the TIA.

ARTICLE VIII.

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01Discharge of Liability on Notes; Defeasance.

(a)This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Trustee and the Notes Collateral Agent and rights of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i)either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all of the Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to, but excluding, the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that with respect to any discharge of such Notes that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of redemption;

(ii)the Company and/or the Guarantors have paid all other sums payable under this Indenture in respect of the Notes; and

(iii)the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b)Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (i) all of its obligations under the Notes and this Indenture with respect to the holders of the Notes (“legal defeasance option”), and (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16 and 4.18, and the operation of Section 5.01 for the benefit of the holders of the Notes, and Sections 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and 6.01(g) with respect to Significant Subsidiaries only) and 6.01(h) (“covenant defeasance option”). The Company may exercise its legal defeasance option with respect to the Notes notwithstanding its prior exercise of its covenant defeasance option with respect to the Notes. If the Company exercises its legal defeasance option or its covenant defeasance option with respect to the Notes, each Guarantor will be released from all of its obligations with respect to its Guarantee of the Notes .

If the Company exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and (g), with respect only to

Significant Subsidiaries), 6.01(h) or 6.01 (i) or because of the failure of the Company to comply with Section 5.01(a)(iv).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.09 and Article VII, including, without limitation, Sections 7.07 and 7.08 and in this Article VIII and the rights and immunities of the Trustee and the Notes Collateral Agent under this Indenture shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 7.08, 8.03, 8.04, 8.05 and 8.06 and the rights and immunities of the Trustee and the Notes Collateral Agent under this Indenture shall survive such satisfaction and discharge.

The Collateral will be released from the Lien securing the Notes as provided herein upon a defeasance in accordance with this Section 8.01.

Section 8.02Conditions to Defeasance.

(a)The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i)the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations sufficient to pay the principal of, premium (if any), interest, if any (without reinvestment), on the Notes when due at maturity or redemption, as the case may be;

(ii)with respect to U.S. Government Obligations or a combination of money and U.S. Government Obligations, the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, expressing their opinion that the payments of principal, interest, if any, when due and without reinvestment on the deposited U.S. Government Obligations, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, interest, if any, when due on the Notes to maturity or redemption, as the case may be; provided that upon any defeasance that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium, calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(iii)no Default specified in Section 6.01(f) or (g) with respect to the Company shall have occurred or is continuing on the date of such deposit;

(iv)the deposit does not constitute a default under any other material agreement or instrument binding on the Company;

(v)the Company shall have delivered to the Trustee in the case of the legal defeasance option, an Opinion of Counsel stating, subject to customary assumptions and exclusions, that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year, or if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption;

(vi)such exercise does not impair the right of any holder to receive payment of principal of, premium, if any, interest, if any, on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(vii)in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii)the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

The Collateral will be released from the Lien securing the Notes as provided herein upon a defeasance in accordance with this Section 8.02.

(b)Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.

Section 8.03Application of Trust Money. The Trustee shall hold in trust money, U.S. Government Obligations in the case of the Notes (including proceeds thereof) deposited with it pursuant to this Article VIII. The Trustee shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, if any, on the Notes so discharged or defeased.

Section 8.04Repayment to Company. Each of the Trustee and each Paying Agent shall promptly turn over to the Company upon request any money, U.S. Government Obligations held by it as provided in this Article VIII that, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

Section 8.05Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.06Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations, in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money, U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company has made any payment of principal of, premium, if any, interest, if any, on, any such Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the holders of such Notes to receive such payment from the money, U.S. Government Obligations held by the Trustee or any Paying Agent.

ARTICLE IX.

AMENDMENTS AND WAIVERS

Section 9.01Without Consent of the Holders.

(a)The Company, the Trustee and the Notes Collateral Agent, as applicable, may amend this Indenture, the Notes, the Guarantees, any Security Document, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement (if any) without notice to or the consent of any holder of the Notes:

(i)to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii)to provide for the assumption by a Successor Company (with respect to the Company) of the obligations of the Company under this Indenture with respect to the Notes;

(iii)to provide for the assumption by a Successor Guarantor (with respect to any Guarantor) of the obligations of a Guarantor under this Indenture and its Guarantee;

(iv)to provide for uncertificated Notes in addition to or in place of certificated Notes;

(v)to add a Guarantee or collateral with respect to the Notes;

(vi)to add collateral to secure the Notes;

(vii)to release a Guarantor from its Guarantee of the Notes when permitted or required under the terms of this Indenture with respect to the Notes;

(viii)to add to the covenants of the Company for the benefit of the holders or to surrender any right or power herein conferred upon the Company;

(ix)to add additional assets as Collateral;

(x)to make, complete or confirm any grant of security interest in any property or assets as additional collateral securing the Obligations under this Indenture, the Notes and the Guarantees, including when permitted or required by this Indenture or any of the Security Documents or any release, termination or discharge of Collateral when permitted or required by this Indenture or any of the Security Documents;

(xi)to enter into or amend the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement (if any) or any of the Security Documents (or a supplement thereto) under circumstances provided therein;

(xii)to make any change that does not adversely affect the rights of any holder of Notes in any material respect;

(xiii)to conform the text of this Indenture, Guarantees, the Notes, the Security Documents or the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement (if any) to any provision of the “Description of Notes” in the Offering Memorandum; or

(xiv)to make certain changes to this Indenture to provide for the issuance of Additional Notes.

(b)After an amendment under this Section 9.01 becomes effective, the Company shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice (with a copy to the Trustee) briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

(c)In addition, without the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, an amendment, supplement or waiver may not:

(i)(A) modify any Security Document or the provisions of this Indenture with respect to the Notes dealing with the Security Documents or application of trust moneys under the Security Documents, or (B) release a lien of the Security Documents securing the Notes on all or substantially all of the Collateral, or otherwise release any Collateral, in any manner materially adverse to the holders other than in accordance with this Indenture, the Security Documents and the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement (if any); or

(ii)modify the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement (if any) in any manner materially adverse to the holders of the Notes other than in accordance with this Indenture, the Security Documents and the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement (if any).

Section 9.02With Consent of the Holders. The Company, the Trustee and the Notes Collateral Agent, as applicable, may amend this Indenture, the Notes, the Guarantees thereof, the Security Documents, the ABL Intercreditor Agreement and/or any Pari Passu Intercreditor Agreement, with the consent of the Company and the holders of at least a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However, without the consent of each holder of an outstanding Note affected, no amendment or waiver may (with respect to any Notes held by a non-consenting holder):

(i)reduce the principal amount of Notes whose holders must consent to an amendment;

(ii)reduce the rate of or extend the time for payment of interest, on any Note;

(iii)reduce the principal of or change the Stated Maturity of any Note;

(iv)reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III; provided that any amendment to the minimum notice requirement may be made with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding;

(v)make any Note payable in money other than that stated in such Note;

(vi)expressly subordinate the Notes or any Guarantee of the Notes to any other Indebtedness of the Company or any Guarantor; or

(vii)make any change in the amendment provisions as to the Notes which require the consent of each holder of Notes or in the waiver provisions applicable to the Notes.

It shall not be necessary for the consent of the holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. Prior to executing any amendment, supplement or waiver, the Trustee and Notes Collateral Agent shall be entitled to receive the authorizing documentation required by this Indenture. A consent to any amendment, supplement or waiver under this Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender.

Upon the request of the Company and upon the filing with the Trustee of evidence of the consent of the Holders as aforesaid, the Trustee will join with the Company and the Guarantors, if applicable, in the execution of such amendment or supplement unless such amendment or supplement directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amendment or supplement.

After an amendment under this Section 9.02 becomes effective, the Company shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice briefly describing such amendment (with a copy to the Trustee). The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

Section 9.03Revocation and Effect of Consents and Waivers.

(a)A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Company certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every holder. An amendment or waiver becomes effective upon the (i) receipt by the Company or the Trustee of consents by the holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any supplemental indenture hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Company, the Guarantors and the Trustee.

(b)The Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.04Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Company may require the holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the holder. Alternatively, if the Company or the Trustee so determine, the Company in exchange for the Note shall issue and, upon written order of the Company signed by an Officer, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.05Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall receive indemnity or security satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in conclusively relying upon, (i) an Officer’s Certificate stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and the Security Documents, as applicable, (ii) an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and the Security Documents, as applicable, and, with respect to any supplement relating to any Additional Notes, that such supplement is the legal, valid and binding obligation of the Company and any Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Indenture and the Security Documents, as applicable, (iii) with respect to any supplement relating to any Additional Notes, a copy of the resolution of the Board of Directors, certified by the Secretary or Assistant Secretary of the Company, authorizing the execution of such amendment, supplement or waiver and (iv) if such amendment, supplement or waiver is executed pursuant to Section 9.02, evidence reasonably satisfactory to the Trustee of the consent of the holders required to consent thereto.

Section 9.06Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.13.

ARTICLE X.

SECURITY

Section 10.01Security Documents; Additional Collateral.

(a)Security Documents. In order to secure the due and punctual payment of the Obligations under this Indenture, the Notes and the Security Documents, the Company, the Guarantors, the Notes Collateral Agent and any other parties in accordance with the provisions of Section 4.10, Section 4.11 and this Article 10, will enter into the applicable Security Documents. The Company shall and shall cause each other Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) as are required to maintain (at the sole cost and expense of the Company and the Guarantors) the security interests created by the Security Documents in the Collateral (subject to the terms of the ABL Intercreditor Agreement, any Pari Passu Intercreditor Agreement (if any) and the Security Documents) as a perfected security interest to the extent perfection is required by the Security Documents and within the time frames set forth therein, subject only to Permitted Liens, and with the priority required by the ABL Intercreditor Agreement, any Pari Passu Intercreditor Agreement (if any), and the other Security Documents.

(b)After-Acquired Collateral.

(i)If the Company or any Guarantor acquires any property which is of a type constituting Collateral under the Security Documents (excluding, for the avoidance of doubt, any Excluded Assets), it may be required to execute and deliver, or cause to be executed and delivered, to the Notes Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions as are required under this Indenture or the Security Documents (including the filing and recording of financing statements, fixture filings, mortgages and other documents and such other actions or deliveries of the type required by this Indenture, as applicable), to vest in the Notes Collateral Agent a perfected security interest (subject to Permitted Liens and other Liens permitted by this Indenture, which include certain purchase money security interests) in such after-acquired property and to have such after-acquired property included as part of the Collateral, and thereupon all provisions of the Security Documents and this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. However, no Guarantor will be required to mortgage real property acquired after the Issue Date at all if (a) such property has a fair market value of less than $5.0 million, (b) such property is secured by certain liens permitted under this Indenture or (c) the Company intends to sell such property within six months or such longer period permitted by the ABL Collateral Agent with respect to similar obligations under the ABL Credit Agreement.

(ii)If any U.S. registered intellectual property which constitutes Collateral under the Security Documents (excluding, for the avoidance of doubt, any Excluded Assets) is acquired by the Company or any Restricted Subsidiary that is a Guarantor after the Issue Date, the Company will on an annual basis on each anniversary of the Issue Date take, and cause each Restricted Subsidiary that is a Guarantor to take, such actions as shall be necessary or reasonably requested by the Notes Collateral Agent (at the written direction of the holders of a majority of the aggregate principal amount of the notes then outstanding) to grant and perfect such Liens, including the execution and filing, at the Company’s cost, of intellectual property security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(c)Real Estate Documents. Within ninety (90) days (or such later date as the ABL Collateral Agent may agree with respect to similar requirements under the ABL Credit Agreement) after the Issue Date (with respect to any Mortgaged Property owned as of the Issue Date), or after the acquisition of any Material Real Property (with respect to each other Mortgaged Property), with respect to each Mortgaged Property the Notes Collateral Agent shall have received (i) counterparts of each mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that the Company in its good faith judgment may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except those permitted under Section 4.12 and the definition of “Permitted Liens” herein, at the time of recordation thereof, (ii) with respect to the mortgage encumbering each such Mortgaged Property, opinions of counsel regarding the enforceability, due authorization, execution and delivery of the mortgages and such other matters customarily covered in real estate counsel opinions, determined by the Company in its good faith judgment, (iii) a policy or policies or marked up unconditional binder of title insurance with respect to each Mortgaged Property in an amount not less than the fair market value of such Mortgaged Property paid for by the Company, issued by a nationally recognized title insurance company insuring the Lien of each mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except those permitted pursuant to the indenture, together with customary endorsements, coinsurance and reinsurance which are available in the jurisdiction where the applicable Mortgaged Property is located, and (iv) a survey of each Mortgaged Property (including improvements, easements and other customary matters thereon) with respect to each Mortgaged Property, for which all necessary fees (where applicable) have been paid with respect to each Mortgaged Property, which is (A) complying in all material respects with the minimum detail requirements of the American Land Title Association and the National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey and (B) sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property. For the avoidance of doubt, each mortgage, opinion, survey and title insurance policy shall be in form and substance consistent with the mortgage, opinion, survey and title insurance policy delivered to the ABL Collateral Agent under the ABL Credit Agreement. For purposes of clarity, neither the Notes Collateral Agent nor the Indenture Trustee shall have any obligation to monitor or confirm that the Company or the Guarantors have complied with the provisions of this paragraph.

(d)Notwithstanding anything herein to the contrary, (a) the Company and the Guarantors shall not be required to enter into or procure control agreements with respect to any deposit accounts, securities accounts, uncertificated securities held with a securities intermediary or commodities accounts (b) no perfection actions shall be required with respect to (A) commercial tort claims not exceeding $5,000,000, (B) motor vehicles and other assets subject to certificates of title and (C) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement or equivalent, (c) promissory notes to the extent evidencing debt for borrowed money in a principal amount (individually) of less than $5,000,000 shall not be required to be delivered, (d) share certificates of Immaterial Domestic Subsidiaries, immaterial foreign subsidiaries and non-subsidiaries shall not be required to be delivered and (e) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets.

Section 10.02Concerning the Notes Collateral Agent.

(a)The provisions of this Section 10.02 are solely for the benefit of the Notes Collateral Agent and none of the Company, any of the Guarantors nor any of the holders shall have any rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the Notes Collateral Agent shall have only those duties or responsibilities expressly provided hereunder or thereunder and the Notes Collateral Agent shall not have nor be deemed to have any fiduciary relationship with the Trustee, the Company, any other Guarantor or any holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Notes Collateral Agent.

(b)The Notes Collateral Agent shall act pursuant to the instructions of the holders of a majority in aggregate principal amount of the then outstanding Notes and the Trustee (or such other persons as set forth in the Security Documents) with respect to the Security Documents and the Collateral. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the ABL Intercreditor Agreement, any Pari Passu Intercreditor Agreement (if any) or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, or, if applicable, such other persons as set forth in the Security Documents. After the occurrence and during the continuance of an Event of Default, subject to the provisions of the Security Documents, the Trustee may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents.

(c)Notwithstanding anything to the contrary, none of the Notes Collateral Agent or any of its respective Affiliates shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct).

(d)Other than in connection with a release of Collateral permitted under Section 10.03 (except as may be required by Section 9.02), in each case that the Notes Collateral Agent may or is required hereunder or under any other Security Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Security Document, the Notes Collateral Agent may seek direction from the holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the Security Documents, if the Notes Collateral Agent shall request direction from the holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(e)Beyond the exercise of reasonable care in the custody of the Collateral in its possession, the Notes Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Notes Collateral Agent will be deemed to have exercised reasonable care in the custody of the collateral in its possession if it complies with the standard of care of the Notes Collateral Agent set forth herein, and the Notes Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

(f)The Notes Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Notes Collateral Agent, as determined by a court of competent jurisdiction in a final, nonappealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the collateral or for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Notes Collateral Agent hereby disclaims any representation or warranty to the present and future holders of the Notes concerning the perfection of the liens granted hereunder or in the value of any of the Collateral. Notwithstanding anything to the contrary in this Indenture, Security Document, or any other Cash Flow Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the preparing recording, filing, re-recording, re-filing, registering, perfection, protection or maintenance any financing statement, perfection statement, continuation statement or other instrument evidencing the security interests or Liens intended to be created by this Indenture, the Security Documents, or the other Cash Flow Documents (including without limitation the filing or continuation of any UCC) in any public office or for otherwise ensuring the perfection or maintenance of any security interest granted pursuant to this Indenture or any Security Document.

(g)In the event that the Notes Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent’s sole discretion may cause the Notes Collateral Agent, as applicable, to be considered an “owner or operator” under any environmental laws or otherwise cause the Notes Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Notes Collateral Agent reserves the right, instead of taking such action, either to resign as Notes Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Notes Collateral Agent will not be liable to any person for any environmental claims or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment. Notwithstanding anything to the contrary contained in this Indenture, the Security Documents or the other Cash Flow Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under any mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Notes Collateral Agent has received security or indemnity from the holders in an amount and in a form all satisfactory to the Notes Collateral Agent in its sole discretion, protecting the Notes Collateral Agent from all such liability. The Notes Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Company or the holders to be sufficient.

(h)The Notes Collateral Agent shall be entitled to all of the protections, immunities, indemnities, rights and privileges of the Trustee set forth in this Indenture and all such protections, immunities, indemnities, rights and privileges shall apply to the Notes Collateral Agent in its roles under any other Security Document, whether or not expressly stated therein; provided however, that in and during an Event of Default, only the Trustee, and not the Notes Collateral Agent, shall be subject to the prudent person standard..

(i)The Notes Collateral Agent has no duty to monitor, and there can be no assurance that the Company will inform the Collateral Agent of, the future acquisition of property that is of a type constituting Collateral. Accordingly, there can be no assurance that the actions required to properly perfect a security interest in any such after-acquired property will be taken.

(j)The Notes Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.07.

(k)Subject to the provisions of the applicable Security Documents, each Holder, by acceptance of the Notes, agrees that each Notes Collateral Agent shall execute and deliver the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof.

(l)The Notes Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Security Documents that the Notes Collateral Agent is required to exercise as directed in writing by the holders of a majority in aggregate principal amount of the then outstanding Notes; provided, the Notes Collateral Agent shall be entitled to refrain from any act or the taking of any action hereunder or under any of the Security Documents or from the exercise of any power or authority vested in it hereunder or thereunder unless and until the Notes Collateral Agent shall have received instructions from the holders of a majority in aggregate principal amount of the then outstanding Notes, and if the Notes Collateral Agent deems necessary, satisfactory indemnity, and shall not be liable for any such delay in acting. The Notes Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Notes Collateral Agent to liability or that is contrary to this Indenture, any Security Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law. For purposes of clarity, phrases such as “satisfactory to the Notes Collateral Agent”,

“approved by the Notes Collateral Agent”, “acceptable to the Notes Collateral Agent”, “as determined by the Notes Collateral Agent”, “in the Notes Collateral Agent's discretion”, “selected by the Notes Collateral Agent”, “requested by the Notes Collateral Agent” and phrases of similar import authorize and permit the Notes Collateral Agent to approve, disapprove, determine, act or decline to act in its discretion.

(m)If any indemnity in favor of the Notes Collateral Agent shall be or become, in the Notes Collateral Agent’s reasonable determination, inadequate, the Notes Collateral Agent may by written request call for additional indemnification and cease to do the acts indemnified against hereunder until such additional indemnity is given. The permissive authorizations, entitlements, powers and rights (including the right to request that the Company or any other Guarantor take an action or deliver a document and the exercise of remedies following an Event of Default) granted to the Notes Collateral Agent herein shall not be construed as duties.

(n)In the event of any dispute between or conflicting claims among any the Company, Guarantor, or any party to the Security Documents and any other person or entity with respect to any Collateral, the Notes Collateral Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Collateral so long as such dispute or conflict shall continue, and the Notes Collateral Agent shall not be or become liable in any way to the Company, any Guarantor, any party to the Security Documents or any other secured party for failure or refusal to comply with such conflicting claims, demands or instructions. The Notes Collateral Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Notes Collateral Agent or (ii) the Notes Collateral Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. The Notes Collateral Agent shall act on any court order, judgment or decree that is accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Notes Collateral Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Notes Collateral Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Company and the other Guarantors to the extent provided for in Section 7.07. The Notes Collateral Agent shall have no responsibility for the contents of any writing of any arbitrators or any third party contemplated in any Security Documents as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

(o)The Notes Collateral Agent shall incur no liability as a result of the sale (whether public or private) of the Collateral or any part thereof at any sale pursuant to this Agreement conducted in a commercially reasonable manner. Each of the Company, the Guarantors and the Notes Secured Parties hereby waive any claims against the Notes Collateral Agent arising by reason of the fact that the price at which the Collateral may have been sold at such sale (whether public or private) was less than the price that might have been obtained otherwise, even if the Notes Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree, so long as such sale is conducted in a commercially reasonable manner. Each of the Company, the Guarantors and the Notes Secured Parties hereby agree that in respect of any sale of any of the Collateral pursuant to the terms hereof, Notes Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable laws, or in order to obtain any required approval of the sale or of the purchaser by any governmental authority or official, and the Company, the Guarantors an the Notes Secured Parties further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Notes Collateral Agent be liable or accountable to the Company, the Guarantors or the Notes Secured Parties for any discount allowed by reason of the fact that the Collateral or any part thereof is sold in compliance with any such limitation or restriction.

Section 10.03Releases of Collateral. The Notes Collateral Agent may take any action requested by the Company having the effect of releasing or subordinating any Collateral to the extent necessary to permit consummation of any transaction not prohibited by this Indenture. In addition, the Liens on the Collateral will be automatically released with respect to the Notes and the Guarantees, in each case without delivery of any document or performance of any further act by any Person:

(a)in whole, upon payment in full (other than any contingent obligation arising thereunder for which a claim has not been asserted) of the principal of, accrued and unpaid interest, if any, and premium, if any, on the Notes;

(b)with respect to any Guarantor, upon the consummation of any transaction permitted by this Indenture as a result of which such Guarantor ceases to be a Guarantor (including by becoming an Excluded Subsidiary), pursuant to a merger with a Subsidiary that is not a Guarantor or a designation or conversion as an Unrestricted Subsidiary, in each case in a transaction permitted by, and pursuant to, this Indenture;

(c)upon (i) any sale or other transfer by the Company or any Guarantor (other than to the Company or any other Guarantor) of any Collateral in a transaction permitted under the Security Documents, (ii) the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or to the release of any Guarantor from its Guarantee pursuant to the Security Documents, (iii) upon any Collateral becoming Excluded Collateral, (iv) any release of ABL Priority Collateral provided pursuant to the ABL Intercreditor Agreement (with respect to the Cash Flow Claimholder’s second lien on such Collateral), (v) any Collateral that is owned by a Guarantor to the extent such Guarantor has been released from its Guarantee in accordance with the indenture or (vi) otherwise in accordance with, and as expressly provided for under, the indenture and the Security Documents;

(d)as described in the ABL Intercreditor Agreement (and, if applicable, under the Pari Passu Intercreditor Agreement);

(e)in whole, upon satisfaction and discharge of this Indenture, as described in Section 8.01;

(f)in whole, upon a legal defeasance or covenant defeasance as described;

(g)to the extent any particular item of Collateral becomes an Excluded Asset;

(h)as described under Section 4.16; provided that the Liens on the Collateral in favor of the Notes will be reinstated upon the occurrence of the Reversion Date;

(i)the release of Excess Proceeds that remain unexpended after the conclusion of an Asset Sale Offer conducted in accordance with this Indenture; or

(j)as described in Section 9.

Upon any sale or disposition of Collateral in compliance with the indenture and the Security Documents, the Liens in favor of the Collateral Agent on such Collateral and (subject to the provisions described under Section 10.02) all proceeds thereof shall automatically terminate and be released and the Notes Collateral Agent will execute and deliver such documents and instruments as the Company and the Guarantors may request to evidence such termination and release (without recourse or warranty) without the consent of the holders.

Section 10.04Form and Sufficiency of Release and Subordination. In the event that the Company or any Guarantor (i) has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that, under the terms of this Indenture may be sold, exchanged or otherwise disposed of by the Company or any Guarantor, or (ii) has subordinated any security interests in the Collateral or Liens that, under the terms of this Indenture, may be subordinated and the Company or such Guarantor requests the Notes Collateral Agent to furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture, the applicable Note Guarantee and the Security Documents, upon receipt of an Officer’s Certificate from the Company and Opinion of Counsel certifying that such release or subordination, as applicable, is authorized and permitted by the terms of this Indenture and the Security Documents and that all conditions precedent to such release or subordination, as applicable have been met, the Notes Collateral Agent shall, at the sole cost and expense of the Company, execute, acknowledge and deliver to the Company or such Guarantor such an instrument in the form provided by the Company (as required by applicable law), and providing for release or subordination, as applicable without recourse, representation or warranty, promptly after satisfaction of the conditions set forth herein for delivery of such release and shall, at the sole cost and expense of the Company take such other action as the Company or such Guarantor may reasonably request to effect such release, or subordination, as applicable.

Section 10.05Purchaser Protected. No purchaser or grantee of any property or rights purporting to be released shall be bound to ascertain the authority of the Trustee or the Notes Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority.

Section 10.06Authorization of Actions to be Taken by the Notes Collateral Agent under the Security Documents.

The Company, the Guarantors and each holder of Notes, by their acceptance of any Notes and the Note Guarantees, (a) hereby appoints U.S. Bank National Association, as Notes Collateral Agent under this Indenture and the Security Documents, and U.S. Bank National Association accepts such appointment, (b) agrees that the Notes Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee under Article 7 hereof, including the compensation, reimbursement, and indemnification provisions set forth in Section 7.07 hereof and the resignation and removal provisions of Section 7.08 hereof (with the references to the Trustee therein being deemed to refer to the Notes Collateral Agent) and (c) irrevocably authorizes each Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agents by the terms of this Indenture and the Security Documents, and (d) consents and agrees to the terms of each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms or the terms of this Indenture. Furthermore, each holder of a Note, by accepting such Note, consents to and approves the terms of and authorizes and directs the Notes Collateral Agent to (i) enter into and perform the duties provided for in the ABL Intercreditor Agreement, any Pari Passu Intercreditor Agreement (if any) and each other Security Document in each of its capacities thereunder and (ii) bind the holders to the terms of the ABL Intercreditor Agreement and any Pari Passu Intercreditor Agreement (if any).

If the Company or any Guarantor (i) incurs any obligations secured by liens permitted by clause (6) of the definition of “Permitted Liens”, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement contemplated by subclause (B) of clause (6) of the definition of “Permitted Liens” and certifying that such intercreditor agreement complies with such subclause (B), the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Notes Collateral Agent), bind the holders on the terms set forth therein and perform and observe its obligations thereunder.

Section 10.07Authorization of Receipt of Funds by the Trustee and the Notes Collateral Agent under the Security Documents.

The Trustee and the Notes Collateral Agent are authorized to receive any funds for the benefit of holders distributed under the Security Documents to the Trustee or the Notes Collateral Agent, to apply such funds as provided in this Indenture and the Security Documents and to make further distributions of such funds in accordance with the applicable provisions of Section 6.10 hereof.

Section 10.08Powers Exercisable by Receiver or Notes Collateral Agent.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Company or any Guarantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article 10.

ARTICLE XI.

[INTENTIONALLY OMITTED]

ARTICLE XII.

GUARANTEE

Section 12.01Guarantee.

(a)Each Guarantor, by executing and delivering this Indenture or a supplemental indenture to this Indenture substantially in the form of Exhibit C hereto, hereby jointly and severally guarantees, on a senior secured basis, as a primary obligor and not merely as a surety, to each holder and to the Notes Collateral Agent, Trustee and its successors and assigns the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all Obligations of the Company under this Indenture and the Notes, whether for payment of principal of, premium, if any, interest, if any, on the Notes, expenses, indemnification or otherwise (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The Guarantee of each Guarantor hereunder shall not be affected by (i) the failure of any holder, the Notes Collateral Agent or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any holder, the Notes Collateral Agent or the Trustee for the Guaranteed Obligations or each Guarantor; (v) the failure of any holder, the Notes Collateral Agent or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Guarantor, except as provided in Section 12.02(b). Each Guarantor hereby waives any right to which it may be entitled to have its Guarantee hereunder divided among the Guarantors, such that such Guarantor’s Guarantee would be less than the full amount claimed.

(c)Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s obligations under this Indenture and the Notes or such Guarantor’s Guarantee hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.

(d)Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment and performance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder, the Notes Collateral Agent or the Trustee to any security held for payment of the Guaranteed Obligations.

(e)The Guarantee of each Guarantor is, to the extent and in the manner set forth in this Article XII, contractually senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor.

(f)Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the Guarantee of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantee of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder, the Notes Collateral Agent or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(g)Except as expressly set forth in Section 12.02(b), each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations of such Guarantor. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder, the Notes Collateral Agent or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(h)In furtherance of the foregoing and not in limitation of any other right which any holder, the Notes Collateral Agent or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of, interest, if any, on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Notes Collateral Agent or Trustee, forthwith pay, or cause to be paid, in cash, to the holders, the Notes Collateral Agent or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company to the holders, the Notes Collateral Agent and the Trustee.

(i)Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the holders, the Notes Collateral Agent and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 12.01.

(j)Each Guarantor also agrees to pay any and all fees, costs, expenses and indemnities (including reasonable attorneys’ fees and expenses) incurred by the Notes Collateral Agent or the Trustee in enforcing any rights under this Section 12.01.

(k)Upon request of the Trustee or the Notes Collateral Agent, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out more effectively the purpose of this Indenture.

Section 12.02Limitation on Liability.

(a)Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates.

(b)A Guarantee as to any Guarantor shall automatically terminate and be of no further force or effect and such Guarantor shall be unconditionally and automatically released and discharged from all obligations under this Article XII upon:

(i)any transfer directly or indirectly (including, without limitation, by way of consolidation, merger, dividend, distribution or otherwise) by such Guarantor to any Person that is not a Guarantor or the Company of (a) all or substantially all of the properties and assets of such Guarantor or (b) the Equity Interests of such Guarantor or any issuance by such Guarantor of its Equity Interests, such that such Guarantor ceases to be a Subsidiary of the Company, in each case, so long as such Transfer is made in accordance with the applicable provisions of this Indenture and such Guarantor is also released from its Guarantee and all pledges and security interests granted in connection with the applicable Credit Facility and Capital Markets Indebtedness;

(ii)the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of Section 4.04 and the definition of “Unrestricted Subsidiary”;

(iii)except in the case of a Guarantor that owns Specified Cash Flow Priority Collateral, the release or discharge of the guarantee (other than as result of (A) payment thereon by such Guarantor following a default by the direct obligor on the applicable Credit Facility or Capital Markets Indebtedness, or (B) the indefeasible repayment in full of such indebtedness) by such Guarantor of, or other obligations of such Guarantor with respect to, all Credit Facility and Capital Markets Indebtedness of the Company or any other Guarantor;

(iv)the Company’s exercise of its legal defeasance option or covenant defeasance option under Article VIII with respect to the Notes or if the Company’s obligations under this Indenture with respect to the Notes are discharged in accordance with the terms of this Indenture;

(v)upon payment in full of the principal of, accrual and unpaid interest and premium (if any) on the notes; or

(vi)the consolidation, amalgamation, merger, winding up, conversion or Division of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such consolidation, amalgamation, merger, winding up, conversion or Division or, subject to compliance with Section 5.01(b), upon the liquidation of a Guarantor.

A Guarantee of a Guarantor also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the notes or other exercise of remedies in respect thereof in accordance with the ABL Intercreditor Agreement.

No such release or discharge of a Guarantee of a Guarantor shall be effective against the Trustee or the holders of notes to which such Guarantee relates until the Company shall have delivered to the Trustee an Officer’s Certificate, upon which the Trustee shall have the right to rely, stating that such release or discharge of the Guarantor is authorized or permitted by the terms of this Indenture and the Security Documents and that all conditions precedent provided for in this Indenture relating to such transactions have been complied with. At the request of the Company, and upon being provided an Officer’s Certificate, the Trustee shall execute and deliver an instrument evidencing such release.

By its terms, the Guarantee of each Guarantor will limit the liability of each such Guarantor to the maximum amount it can pay without its Guarantee being deemed a fraudulent transfer.

Section 12.03Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

Section 12.04Successors and Assigns. This Article XII shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the successors and assigns of the Trustee, the Notes Collateral Agent and the holders and, in the event of any transfer or assignment of rights by any holder, the Notes Collateral Agent or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 12.05No Waiver. Neither a failure nor a delay on the part of any one of the Trustee, the Notes Collateral Agent or the holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Notes Collateral Agent and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

Section 12.06Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee or the Notes Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 12.07Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary which is required to become a Guarantor of the Notes pursuant to Section 4.11 shall promptly execute and deliver to the Trustee or the Notes Collateral Agent a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Subsidiary shall become a Guarantor under this Article XII and shall guarantee the Guaranteed Obligations.

ARTICLE XIII.

MISCELLANEOUS

Section 13.01Intentionally Omitted.

Section 13.02Notices.

(a)Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows:

if to the Company or a Guarantor:

c/o G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, New York 10018

Attention: Neal Nackman, Chief Financial Officer

if to the Trustee, Notes Collateral Agent, Paying Agent and Registrar:

U.S. Bank National Association

West Side Flats St. Paul

60 Livingston Avenue

Saint Paul, MN 55107

Attention: G-III Administrator

Fax: 651-466-7430

The Company, any Guarantor or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications. Any notice to the Trustee or the Notes Collateral Agent shall be effective upon actual receipt.

(b)Any notice or communication mailed to a holder shall be delivered by the applicable procedures of the Depositary or mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c)Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its nominee) pursuant to the standing instructions from DTC or its nominee; provided if any such notice is mailed to DTC, such notice shall be deemed to have been given on the later of its publication by DTC and the seventh Business Day after being so mailed.

Section 13.03Communication by the Holders with Other Holders. The holders may communicate pursuant to Section 312(b) of the TIA with other holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

Section 13.04Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee or Notes Collateral Agent, as applicable, to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(a)an Officer’s Certificate in form reasonably satisfactory to the Trustee or Notes Collateral Agent stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)except upon the issuance of the Initial Notes, an Opinion of Counsel in form reasonably satisfactory to the Trustee or Notes Collateral Agent stating that, in the opinion of such counsel, all such conditions precedent have been complied with;

Section 13.05Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a)a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of feet an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.06When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, the Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or the Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.07Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

Section 13.08Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

Section 13.09GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.10No Recourse Against Others. No director, officer, employee, manager or incorporator of the Company or any Guarantor, and no holder of any Equity Interests in, the Company or any direct or indirect parent company of the Company, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees, the Security Documents, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement (if any) or this Indenture, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.11Successors. All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind such person’s successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.12Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Notwithstanding the foregoing, the exchange of copies of this Indenture and of signature pages by facsimile transmission, PDF or other electronic signature shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes. The Company and Guarantors agree to assume all risks arising out of the use of electronic signatures and electronic methods of submitting communications to the Trustee or the Notes Collateral Agent, including without limitation the risks of the Trustee or Notes Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 13.13Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.14Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

Section 13.15Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 13.16Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE NOTES COLLATERAL AGENT AND THE HOLDERS OF THE NOTES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.17ABL Intercreditor Agreement. Reference is made to the ABL Intercreditor Agreement. Each holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreements and (b) authorizes and instructs the Trustee and the Notes Collateral Agent to enter into the ABL Intercreditor Agreement (and any other Cash Flow Documents) as Trustee and the Agents, as the case may be, and on behalf of such holder, including without limitation, making the representations of the holders contained therein.

Section 13.18[Reserved].

Section 13.19USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (“U.S.A. Patriot Act”), the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 13.20Submission to Jurisdiction. The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to this Indenture. To the fullest extent permitted by applicable law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.21FATCA. In order to enable the Trustee to comply with applicable tax laws, rules and regulations under Sections 1471 through 1474 of the Code (including directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“FATCA Applicable Law”), the Company agrees to provide to the Trustee, upon the reasonable written request of the Trustee, tax information about holders or the transactions contemplated hereby (including any modification to the terms of such transactions), to the extent such information is directly available to the Company, and to the extent that the provision of information is permitted under applicable law, so that (without imposing any obligation on the Trustee) the Trustee can determine whether it has tax-related obligations under FATCA Applicable Law and the Company acknowledges that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with FATCA Applicable Law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

G-III APPAREL GROUP, LTD.

By:  /s/ Neal S. Nackman
Name: Neal S. Nackman

Title: Chief Financial Officer and Treasurer

AM RETAIL GROUP, INC.

G-III LEATHER FASHIONS, INC.

RIVIERA SUN, INC.

By:  /s/ Neal S. Nackman
Name: Neal S. Nackman
Title: Vice President – Finance

DONNA KARAN INTERNATIONAL, INC.

DONNA KARAN STUDIO LLC

By:  /s/ Neal S. Nackman
Name: Neal S. Nackman
Title: Secretary and Treasurer

THE DONNA KARAN COMPANY STORE LLC

GABRIELLE STUDIO, INC.

By:  /s/ Neal S. Nackman
Name: Neal S. Nackman
Title: Chief Financial and Administrative Officer, Secretary and Treasurer

[Signature Page -- Indenture]

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee, Registrar, Paying Agent and Notes Collateral Agent

By:  /s/ Richard Prokosch

Name: Richard Prokosch

Title: Vice President

[Signature Page -- Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES

1.	Definitions.
1.1	Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Initial Note and Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.

“Restricted Period.” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Initial Notes offered and sold to QIBs in reliance on Rule 144A.

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“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Notes” means the Transfer Restricted Definitive Notes and Transfer Restricted Global Notes.

“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

1.2	Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Rule 144A Global Notes	2.1(b)

2.	The Notes.
2.1	Form and Dating; Global Notes.

(a)The Initial Notes issued on the date hereof will be (i) privately placed by the Company pursuant to the Offering Memorandum and (ii) sold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more agreements in accordance with applicable law.

(b)Global Notes. (i) Except as provided in clause (d) of Section 2.2 below, Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).

Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Global Notes”), which, in the case of Initial Notes, shall be registered in the name of the Depository or the nominee of the Depository.

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The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. In the case of Initial Notes, the Global Notes shall bear the Global Note Legend. The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear the Restricted Notes Legend.

Members of, or direct or indirect participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or under the Global Notes. The Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of the holder of any Note.

The Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the sole owner of the Global Notes for all purposes under the Indenture and the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its agent members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

(ii)Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) in the case of Initial Notes, the Depository (a) notifies the Company at any time that it is unwilling or unable to continue as depository for such Global Note and a successor depository is not appointed within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act and in each case a successor depository is not appointed within 90 days or (y) the Company, at its option and subject to the procedures of the Depository, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures.

(iii)In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (ii) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and, upon written order of the Company signed by an Officer, the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the

Appendix A-3

Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv)Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

(v)[Reserved].

(vi)The holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Indenture or the Notes.

2.2	Transfer and Exchange.

(a)Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Company for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).

(b)Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

(ii)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial

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interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository, as applicable, directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository, containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).

(iii)Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A)if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

(B)if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

(iv)A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A)if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B)if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Company or the Registrar so requests or if the applicable rules and procedures of the Depository, so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant

Appendix A-5

to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a written order of the Company in the form of an Officer’s Certificate in accordance with Section 2.01 of the Indenture, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).

(v)Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(c)Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii). In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.

(d)Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:

(i)Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such holder in the form attached to the applicable Note;

(B)if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(C)if such Transfer Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(D)if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

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(E)if such Transfer Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or

(F)if such Transfer Restricted Definitive Note is being transferred to the Company or a Subsidiary thereof, a certificate from such holder in the form attached to the applicable Note;

the Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.

(ii)Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B)if the holder of such Transfer Restricted Definitive Notes proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Company or the Registrar so requests or if the applicable rules and procedures of the Depository, so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a written order of the Company in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes transferred or exchanged pursuant to this subparagraph (ii).

(iii)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or

Appendix A-7

transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a written order of the Company in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).

(iv)Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(e)Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by its attorney, duly authorized in writing. In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

(i)Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:

(A)if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B)if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C)if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;

(D)if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in

Appendix A-8

subparagraphs (A) through (D) above, a certificate in the form attached to the applicable Note; and

(E)if such transfer will be made to the Company or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

(ii)Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note; or

(B)if the holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Company or the Registrar so request, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

(iv)Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly

Appendix A-9

and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(f)Legend.

(i)Except as permitted by the following paragraph (iii), (iv) or (v), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (2) TO THE COMPANY OR ANY SUBSIDIARY THEREOF OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (A)(1)(c) OR (d) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE

Appendix A-10

PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

Each Definitive Note shall bear the following additional Legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii)Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii)Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(iv)Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(g)Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee, as applicable, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee, as applicable, or by the Depository at the direction of the Trustee to reflect such increase.

(h)Obligations with Respect to Transfers and Exchanges of Notes.

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(i)To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06,4.06,4.08 and 9.05 of this Indenture).

(iii)Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i)No Obligation of the Trustee.

(i)The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or any nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders and all payments to be made to the holders under the Notes shall be given or made only to the registered holders (which shall be the Depository or any nominee thereof in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to any members, participants and any beneficial owners thereof.

(ii)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among participants, members or beneficial owners of the Depositary in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-12

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

[Restricted Notes Legend]

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144

Exhibit A-1

THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (2) TO THE COMPANY OR ANY SUBSIDIARY THEREOF OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (A)(1)(c) OR (d) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

[Definitive Notes Legend]

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Exhibit A-2

[FORM OF NOTE]

G-III APPAREL GROUP, LTD.

No. [ ⚫ ] 144A CUSIP No. 36237HAA9
144A ISIN No. US36237HAA95 REG S CUSIP No. U38204AA8 REG S ISIN No. USU38204AA88 $[ ⚫ ]

7.875% Senior Secured Note due 2025

G-III APPAREL GROUP, LTD., a Delaware corporation, promises to pay to , or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in the Global Note attached hereto on August 15, 2025.

Interest Payment Dates: February 15 and August 15, commencing February 15, 2021.

Record Dates: February 1 and August 1.

Additional provisions of this Note are set forth on the other side of this Note.

Exhibit A-3

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

G-III APPAREL GROUP, LTD.,
By:

Name:
Title:

Exhibit A-4

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION,

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Dated:

Exhibit A-5

[FORM OF REVERSE SIDE OF NOTE]

7.875% Senior Secured Note Due 2025

1.	Interest

G-III APPAREL GROUP, LTD., a Delaware corporation (such entity, and its successors and assigns under the Indenture hereinafter referred to, being herein called, the “Company”), promises to pay interest on the principal amount of 7.875% Senior Secured Notes due 2025 (the “Notes”) at the rate per annum shown above. The Company shall pay interest semiannually on February 15 and August 15 of each year (each, an “Interest Payment Date”), commencing February 15, 20211. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from August 7, 20202, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.	Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on February 1 or August 1 (each, a “Record Date”) immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by DTC or any successor depositary. The Company shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Company, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, U.S. Bank National Association, as trustee under the Indenture (the “Trustee”), will act as Paying Agent and Registrar. The Company may remove any Registrar or Paying

[1]	For Initial Notes.
[2]	For Initial Notes.

Exhibit A-6

Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Company or any their wholly owned domestically organized Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture

The Company issued the Notes under an Indenture dated as of August 7, 2020 (the “Indenture”), among the Company, the Guarantors, the Trustee and U.S. Bank National Association, as notes collateral agent (the “Notes Collateral Agent”). Capitalized terms used herein are used as defined in the Indenture, unless otherwise indicated. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.

The Notes are senior secured Obligations of the Company. [This Note is one of the Initial Notes referred to in the Indenture and is referred to herein as the “Initial Notes.”]3 The Notes comprise a series of Notes issued under the Indenture and include the Initial Notes [(the “Initial Notes”)] and any Additional Notes.

The Initial Notes and any Additional Notes may, at the Company’s option, be treated as a single class of securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number and/or ISIN, if applicable. Holders of the Initial Notes and the Additional Notes shall vote and consent together as one class on all matters to which such holders are entitled to vote or consent, and none of the holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such holders are entitled to vote or consent. The Indenture imposes certain limitations on the ability of the Company and the Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Company and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

The Guarantors (including each Wholly Owned Restricted Subsidiary of the Company that is not an Excluded Subsidiary and that is required to guarantee the Guaranteed Obligations

[3]	For Initial Notes.

Exhibit A-7

pursuant to Section 4.11 of the Indenture) shall jointly and severally guarantee the Guaranteed Obligations pursuant to the terms of the Indenture.

5.	Redemption

On or after August 15, 2022, the Company may on one or more occasions redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 10 nor more than 60 days’ prior notice mailed (or caused to be mailed) by the Company by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address (with a copy to the Trustee), at the following redemption prices (expressed as a percentage of principal amount of notes to be redeemed), plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

Period	Redemption Price
2022	103.938%
2023	101.969%
2024 and thereafter	100.000%

In addition, prior to August 15, 2022, the Company may on one or more occasions redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 10 nor more than 60 days’ prior notice mailed (or caused to be mailed) by the Company by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address (with a copy to the Trustee), at a redemption price equal to 100.000% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date).

In addition, prior to August 15, 2022, during any twelve month period, the Company may on one or more occasions redeem up to 10% of the aggregate principal amount of the notes (including Additional Notes, if any) issued under the indenture at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption date).

Notwithstanding the foregoing, at any time and from time to time prior to August 15, 2022, the Company may on one or more occasions redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings by the Company, at a redemption price (expressed as a percentage of principal amount of the notes redeemed) of 107.875%, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption date); provided, however, that at least

Exhibit A-8

50% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption unless all notes are redeemed; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 10 nor more than 60 days’ notice mailed, or delivered electronically if held by DTC, by the Company to each holder of the notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notwithstanding the foregoing, in connection with any tender offer for the notes (including, but not limited to, in connection with any Change of Control Offer, Asset Sale Offer or Advance Offer), if holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all notes that remain outstanding following such purchase at a price equal to the price paid to each other holder in such tender offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of redemption or purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the date of redemption or purchase.

Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an Incurrence of Indebtedness, a Change of Control or other transaction (or series of related transactions)) and any redemption notice may, at the Company’s discretion, be subject to the satisfaction (or waiver by the Company) of one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. If any such condition precedent has not been satisfied (or waived by the Company), the Company shall provide written notice to the Trustee and the holders no later than the close of business on the Business Day prior to the redemption date (or such other date as may be required pursuant to the applicable procedures of DTC). Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the Notes shall be rescinded or delayed, in each case as provided in such notice.

6.	Mandatory Redemption

Exhibit A-9

The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7.	Notice of Redemption

Notices of redemption will be mailed (or caused to be mailed) by first-class mail, or delivered electronically if held by DTC, at least 10 days but not more than 60 days before the redemption date, to each holder of Notes to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article VIII thereof with respect to the Notes. On and after the redemption date unless the Company defaults in payment of the redemption price, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the redemption price of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture, or unless such redemption remains conditioned on the happening of a future event.

8.	Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each holder shall have the right, subject to certain conditions specified in the Indenture, to require the Company to repurchase all or any part of such holder’s Notes, including the Notes, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), as provided in, and subject to the terms of the Indenture.

In accordance with Section 4.06 of the Indenture, the Company will be required to offer to purchase Notes including the Notes, upon the occurrence of certain events.

9.	[Intentionally Omitted]
10.	Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A holder shall register the transfer of or exchange of the Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes required by law or permitted by the Indenture. The Company shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 10 days before the mailing of a notice of redemption of Notes to be redeemed.

Exhibit A-10

11.	Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes.

12.	Unclaimed Money

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

13.	Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be.

14.	Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture as it relates to the Notes or the Notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding and (ii) any past default with respect to the Notes or compliance with any provisions with respect to the Notes may be waived with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class.

The Company, the Trustee and the Notes Collateral Agent, if applicable, may amend the Indenture, the Notes and the Guarantees without notice to or the consent of any holder (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for the assumption by a Successor Company (with respect to the Company) of the obligations of the Company under the Indenture with respect to the Notes; (iii) to provide for the assumption by a Successor Guarantor (with respect to any Guarantor) of the obligations of a Guarantor under the Indenture with respect to the Notes and its Guarantee; (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that uncertificated Notes are in registered form for purposes of Section 163(f) of the Code; (v) to add a Guarantee or collateral with respect to the Notes; (vi) to add collateral to secure the Notes; (vii) to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company; (viii) to add additional assets as Collateral; (ix) to make, complete or confirm any grant of security interest in any property or assets as additional collateral securing the obligations under the Indenture, the Notes and the Guarantees, including when permitted or required by the Indenture or any of the Security Documents or any release, termination or discharge of Collateral when permitted or required by the Indenture or any of the Security Documents; (x) to enter into or amend the ABL Intercreditor Agreement and/or a Pari Passu Intercreditor Agreement (if any) or Security Document (or a supplement thereto) under circumstances provided therein; (xi) to make any change that does not adversely affect the rights of any holder of Notes in any material

Exhibit A-11

respect; (xii) to conform the text of the Indenture, Guarantees, the Notes, the Security Documents or the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement (if any) to any provision of the “Description of Notes” in the Offering Memorandum; (xiii) to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of Additional Notes; or (xiv) to release a Guarantor from its Guarantee of the Notes when permitted or required under the terms of the Indenture with respect to the Notes.

15.	Defaults and Remedies

If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) of the Indenture with respect to the Company) occurs and is continuing with respect to the Notes, the Trustee by notice to the Company or the holders of at least 25% in principal amount of outstanding Notes by notice to the Company, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable with respect to the Notes. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) with respect to the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against the costs, expenses and liabilities which might be Incurred by it in compliance with such request or direction. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered and, if requested, provided the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability (it being understood that the Trustee shall have no obligation to ascertain whether or not such direction is unduly prejudicial to any other holder). Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

16.	Trustee Dealings with the Company

Exhibit A-12

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.	No Recourse Against Others

No director, officer, employee, manager or incorporator of the Company or any Guarantor, and no holder of any Equity Interests in the Company or any direct or indirect parent company of the Company, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees, the Security Documents, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement (if any) or the Indenture, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

18.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

19.	Abbreviations

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/GZM/A (=Uniform Gift to Minors Act).

20.	Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

21.	CUSIP Numbers; ISINs

The Company has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed thereon.

The Company will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

Exhibit A-13

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

________________________________

(Print or type assignee’s name, address and zip code)

________________________________

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint [ ⚫ ] agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _______ Your Signature: _____________

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date: _______

Signature must be guaranteed by a participant in a Signature of Signature Guarantee recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

Exhibit A-14

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER RESTRICTED NOTE

This certificate relates to $[ ⚫ ] principal amount of Notes held in (check applicable space)                           book-entry or                           definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)☐to the Company; or

(2)☐to the Registrar for registration in the name of the holder, without transfer; or

(3)☐pursuant to an effective registration statement under the Securities Act of 1933; or

(4)☐inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)☐[Reserved]; or

(6)☐to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)☐pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (6) or (7) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company or the Trustee have reasonably requested to confirm that such

Exhibit A-15

transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date: _______ Your Signature: _____________

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date: _______

Signature must be guaranteed by a participant in a Signature of Signature Guarantee recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

Exhibit A-16

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date: _______

NOTICE: to be executed by an executive officer

Exhibit A-17

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[ ⚫ ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

Exhibit A-18

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sale □      Change of Control □

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000 in excess thereof):

$

Date: _______ Your Signature: _____________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee: _______

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

Exhibit A-19

EXHIBIT B

[FORM OF TRANSFEREE LETTER OF REPRESENTATION]

TRANSFEREE LETTER OF REPRESENTATION

G-III APPAREL GROUP, LTD.
[[ ⚫ ]]

Ladies and Gentlemen:

This certificate is delivered to request a transfer of [$[ ⚫ ] principal amount of the 7.875% Senior Secured Notes due 2025 (the “Notes”)) of G-III APPAREL GROUP, LTD. (collectively with its successors and assigns, the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name: __________
Address: __________
Taxpayer ID Number: __________

The undersigned represents and warrants to you that:

1.We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $100,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2.We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to August 7, 2021 and the last date on which either of the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a qualified institutional buyer (as defined in rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of clauses (a) through (d)

Exhibit B-1

in accordance with any applicable securities laws of any state of the United States. In addition, we will, and each subsequent holder is required to, notify any purchaser of the Note evidenced hereby of the resale restrictions set forth above. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause 2(b), 2(c) or 2(d) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Company and the Trustee.

Dated:

TRANSFEREE: _________________

By: _________________

Exhibit B-2

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [ ⚫ ], by [NEW GUARANTOR] (the “New Guarantor”), a direct or indirect subsidiary of G-III APPAREL GROUP, LTD. (or its successor), a Delaware corporation (“The Company”).

W I T N E S E T H:

WHEREAS G-III Apparel Group, Ltd. and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) have heretofore executed an indenture, dated as of August 7, 2020 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 7.875% Senior Secured Notes due 2025 (the “Notes”):

WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall guarantee the Guaranteed Obligations; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor covenants and agrees for the equal and ratable benefit of the holders of Notes as follows:

1.Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

4.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all

Exhibit C-1

purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and the New Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Company and the New Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

7.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile transmission, PDF or other electronic signature shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. The Company and the New Guarantor agree to assume all risks arising out of the use of electronic signatures and electronic methods of submitting communications to the Trustee or the Notes Collateral Agent, including without limitation the risks of the Trustee or Notes Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

8.Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.

9.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely

Exhibit C-2

by the New Guarantor and the Company. The Company hereby authorizes and directs the Trustee to execute and deliver this Supplemental Indenture.

[Remainder of page intentionally left blank.]

Exhibit C-3

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

[NEW GUARANTOR], as a Guarantor
By:
Name:
Title:

Exhibit C-4

EXHIBIT D

[FORM OF PARI PASSU INTERCREDITOR AGREEMENT]

[To be attached]

Exhibit D-1

EXHIBIT E

[FORM OF NET SHORT REPRESENTATION]

[ ⚫ ], 20[ ⚫ ]

G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, NY 10018

U.S. Bank, National Association

West Side Flats St. Paul

60 Livingston Avenue

Saint Paul, MN 55107

Attn: G-III Apparel Group, Ltd., Administrator

G-III Apparel Group, Ltd. and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) have heretofore executed an indenture, dated as of August 7, 2020 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 7.875% Senior Secured Notes due 2025 (the “Notes”). All terms used herein and not otherwise defined shall have the meaning ascribed to such term under the Indenture.

This letter constitutes a Position Representation in connection with a Noteholder Direction delivered pursuant to Section 7.05 of the Indenture, whereby the undersigned, as Directing Holder, represents to each of the Company and the Trustee that [it is] [its beneficial owners are] not Net Short

By:
Name:[Holder]
Title:

Exhibit E-1